UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Genworth Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2010 ANNUAL MEETING AND PROXY STATEMENT

Genworth Financial, Inc.

6620 West Broad Street Richmond, Virginia 23230

April 1, 2010

Dear Stockholder,

You are invited to attend the 2010 Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Wednesday, May 12, 2010, at the Sheraton Richmond West, 6624 West Broad Street, Richmond, Virginia 23230.

The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and proxy statement, and discussion and voting on any other business matters properly brought before the meeting.

Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Cordially,

/s/ Michael D. Fraizer
Michael D. Fraizer
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

9:00 a.m., May 12, 2010

Sheraton Richmond West

6624 West Broad Street

Richmond, Virginia 23230

April 1, 2010

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2010 Annual Meeting of Stockholders will be held at the Sheraton Richmond West, 6624 West Broad Street, Richmond, Virginia 23230, on Wednesday, May 12, 2010, at 9:00 a.m. local time, to address all matters that may properly come before the Annual Meeting. In addition to receiving a report on our business operations, stockholders will vote on:

(1)	the election of the nine nominees named in this proxy statement as directors for the ensuing year;

(2)	the re-approval of the material terms of performance goals for qualified performance-based awards under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan;

(3)	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010; and

(4)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 19, 2010 will be entitled to vote at the meeting and any adjournments.

Cordially,

/s/ Leon E. Roday
Leon E. Roday
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on May 12, 2010

Genworth’s proxy statement and annual report to stockholders are available at http://bnymellon.mobular.net/bnymellon/gnw.

CONTENTS

Proxy Statement	1
Information About the Annual Meeting and Proxy Voting	1
Information About Communications with Genworth and Our Board of Directors	5
• Election of Directors	7
Corporate Governance	13
Board of Directors and Committees	15
Information Relating to Directors, Director Nominees, Executive Officers and Significant Stockholders	23
Equity Compensation Plans	26
Compensation Discussion and Analysis	27
Report of the Management Development and Compensation Committee	38
Executive Compensation	39
Compensation Committee Interlocks and Insider Participation	51
Certain Relationships and Transactions	51
Evaluation of Compensation Program Risks	52
Section16(a) Beneficial Ownership Reporting Compliance	52
• Re-Approval of the Material Terms of Performance Goals for Qualified Performance-Based Awards under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan	53
Report of the Audit Committee	56
Independent Registered Public Accounting Firm	57
• Ratification of Selection of Independent Registered Public Accounting Firm	58

• To be voted on at the meeting

Every stockholder’s vote is important. Please complete, sign,

date and return your proxy card, or submit your

proxy by telephone or by Internet.

PROXY STATEMENT

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

This proxy statement is furnished in connection with the solicitation of proxies by Genworth Financial, Inc. (“we,” “Genworth” or the “company”) on behalf of the Board of Directors for the 2010 Annual Meeting of Stockholders (the “Annual Meeting”). Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about April 1, 2010.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying Leon E. Roday, Genworth’s Secretary, in writing of such revocation.

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Genworth intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1)	the election of the nine nominees named in this proxy statement as directors for the ensuing year;

(2)	the re-approval of the material terms of performance goals for qualified performance-based awards under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan; and

(3)	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010.

What is the Board’s recommendation with respect to each proposal?

The Board recommends votes FOR each of the proposals on your proxy card.

Will any other matters be presented for a vote at the Annual Meeting?

At this time, we are not aware of any other matters that will be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in how to vote on that matter.

Who is entitled to vote?

All holders of record of our common stock (as defined below) at the close of business on March 19, 2010 (the “record date”) are entitled to vote at the Annual Meeting.

What shares will be entitled to vote at the Annual Meeting?

Our voting securities consist of our Class A common stock, par value $0.001 (the “common stock”), of which 489,065,421 shares were outstanding on the record date. Each share outstanding on the record date will be entitled to one vote.

If you are the beneficial owner, but not the record owner, of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.

If you hold shares of our common stock through the Genworth Financial, Inc. Retirement and Savings Plan or an international employee benefit plan that includes our common stock (each, a “benefit plan”), you will receive a separate voting instruction card covering those shares from the plan trustee.

Who can attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you are a stockholder of record or a beneficial owner as of the record date, or you hold a valid proxy for the Annual Meeting.

If you are a Genworth stockholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or

Internet voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting.

If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

How do I vote my shares?

Stockholders of record may vote their shares in person at the Annual Meeting, or may submit a proxy to cause their shares to be represented and voted at the Annual Meeting.

•

Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by Internet. Granting a proxy by telephone or by Internet will be available through 5:00 p.m. Eastern time on May 11, 2010.

•	Voting instructions appear on your proxy card. If you grant a proxy by telephone or by Internet, please have your proxy card available.

•

If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy, and bring that document with you to the meeting.

•

Proxies submitted by mail, telephone or Internet will be voted in the manner you indicate by the individuals named on the proxy. If you submit a proxy but do not specify how your shares are to be voted, the proxies will vote your shares FOR the election of the nine nominees named in this proxy statement as directors, FOR the re-approval of the material terms of performance goals for qualified performance-based awards under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan, and FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010.

•	If you hold shares of our common stock through a benefit plan, you will receive a separate voting instruction card covering these shares from the plan trustee.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	subsequently granting a proxy by telephone or by Internet;

•	returning a later-dated proxy card;

•	attending the Annual Meeting and voting in person; or

•	sending your notice of revocation to Leon E. Roday, our Secretary.

If you submit your changed proxy or revocation by telephone or by Internet, it must be received by 5:00 p.m. Eastern time on May 11, 2010. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting.

What is a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present in person or are represented by proxies.

What vote is necessary to pass the items of business at the Annual Meeting?

Holders of common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting.

Election of Directors. Under our Bylaws, each of the nominees for director receiving a majority of votes cast by holders of our common stock, at the meeting in person or by proxy, shall be elected to our Board of Directors, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the Board of Directors, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes cast for a director exceeds the number of votes cast against that director, with abstentions and “broker non-votes” counting as votes neither for nor against such director’s election. Under our Bylaws, any incumbent director who is a nominee in an uncontested election who does not receive a majority of votes cast shall promptly tender his or her resignation from the Board of Directors following the certification of the stockholder vote. Any resignation so received will not be made effective until it is acted upon by the Board of Directors. The Nominating and Corporate Governance Committee will assess the appropriateness of the nominee continuing to serve as a director and will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the reason for the decision. The director resignation procedures set forth in our Bylaws do not apply to contested elections of directors.

The Board of Directors has proposed nine nominees for election. No other nominees for election to the Board of Directors have been submitted for election in accordance with the Bylaws. Thus, the Board of Directors has not determined that the election will be contested, and each director will be elected by a majority of votes cast.

Re-Approval of the Material Terms of Performance Goals for Qualified Performance-Based Awards under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan. The affirmative vote of a majority of the total votes cast by the holders of shares of common stock is required for the re-approval of the material terms of performance goals for qualified performance-based awards under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan.

Ratification of the Selection of KPMG LLP as our Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010.

Other Matters. The affirmative vote of the holders of a majority of shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for approval of any other matters.

How are abstentions and broker non-votes counted?

Abstentions will not have any effect on the election of directors or the proposal to re-approve the material terms of performance goals for qualified performance-based awards under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan. Abstentions will have the same effect as votes against the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2010.

If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on the election of directors. Because our election is uncontested, directors will be elected by a majority of votes cast. Broker non-votes will not be counted in determining whether a director has received a majority of the votes cast for his or her election. Genworth believes that the re-approval of the material terms of performance goals for qualified performance-based awards under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan and the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010 will be deemed to be discretionary matters and brokers will be permitted to vote uninstructed shares as to such matters.

Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present.

Who is the inspector of election?

The Board of Directors has appointed a representative of The Bank of New York Mellon to act as Inspector of Election at the Annual Meeting.

What are the costs for soliciting proxies for the Annual Meeting?

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2009 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of $16,000, plus distribution costs and other costs and expenses.

What is the deadline for submission of stockholder proposals for the 2011 Annual Meeting?

The rules of the United States Securities and Exchange Commission (“SEC”) establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under those rules, proposals submitted for inclusion in Genworth’s 2011 proxy materials must be received on or before the close of business on December 2, 2010. Proposals for inclusion in our 2011 proxy materials must comply with all requirements of the rules of the SEC.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at our 2011 Annual Meeting but not included in our 2011 proxy materials. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, assuming the 2011 Annual Meeting occurs on a date that is not more than 30 days before or 70 days after the anniversary of the Annual Meeting, the stockholder must deliver written notice to us not later than the close of business on February 11, 2011 nor earlier than the close of business on January 12, 2011. Such nominations and other business proposals must comply with all requirements set forth in our Bylaws.

All notices of intention to present director nominations or other business proposals at the 2011 Annual Meeting, whether or not intended to be included in our proxy materials, should be addressed to Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia, 23230.

Where can I find the voting results of the 2010 Annual Meeting?

The preliminary voting results will be announced at the meeting. The final results will be posted in the corporate governance section of our website after the results have been tabulated and certified. To view the results, go to www.genworth.com and click “Investors” then click “2010 Annual Meeting Results.” In addition, within four business days following the meeting, we intend to file the final voting results with the SEC on Form 8-K. If the final voting results have not been certified within that four-day period, we will report the preliminary voting results on Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified.

May I request electronic delivery of my proxy statement and annual report in the future?

Stockholders of record may elect to receive future annual reports and proxy statements electronically by providing consent to electronic delivery on-line at www.bnymellon.com/shareowner/isd. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Genworth or The Bank of New York in accordance with applicable law that you wish to resume mail delivery of these documents. If you hold your Genworth common stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.

Where can I view this proxy statement and Genworth’s 2009 Annual Report electronically?

This proxy statement and Genworth’s 2009 Annual Report may be viewed online at http://bnymellon.mobular.net/bnymellon/gnw.

How can I get a copy of Genworth’s Annual Report on Form 10-K?

To obtain a copy of Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 without charge, address your request to Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. The Annual Report on Form 10-K also may be accessed at our website. To view, go to www.genworth.com, click “Investors,” then click “SEC Filings & Financial Reports” and finally click “Annual Reports and Proxy Statements.” The Annual Report on Form 10-K also may be accessed at the SEC’s website at www.sec.gov.

INFORMATION ABOUT COMMUNICATIONS WITH GENWORTH AND OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board of Directors provides a process for stockholders to send communications to the Board of Directors. You may communicate with the Board of Directors, individually or as a group, as follows:

By Mail

The Board of Directors

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

By Phone

1-866-717-3594

By E-mail

Directors@genworth.com

You should identify your communication as being from a Genworth stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by a Genworth stockholder before transmitting your communication to the Board of Directors.

How may interested parties communicate directly with the non-management directors?

Interested parties may communicate directly with the non-management directors, individually or as a group, by any of the means set forth above or as follows:

By Mail

Non-Management Directors of the Board of Directors

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How may stockholders or interested parties communicate directly with the Lead Director?

Stockholders and interested parties may communicate directly with the Lead Director by any of the means set forth above. If you choose to communicate via email or mail, please note Attn: Lead Director in the mailing address or subject line of the email.

How do I communicate directly with Genworth?

You may communicate directly with Genworth as follows:

By Mail

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary or c/o Investor Relations

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How may I communicate with the Audit Committee regarding accounting, internal accounting controls or auditing matters?

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by company employees of concerns regarding questionable accounting or auditing matters. A communication or complaint to the Audit Committee regarding accounting, internal accounting controls or auditing matters may be submitted by any of the following means:

OMBUDSPERSON

By Mail

Genworth Ombudsperson

Genworth Financial, Inc.

6620 West Broad Street

Building #1

Richmond, Virginia 23230

Anonymously By Phone

1-888-251-4332

By E-mail

OmbudsOffice.Genworth@genworth.com

AUDIT COMMITTEE

By Mail

Audit Committee

Genworth Financial, Inc.

6620 West Broad Street

Building #1

Richmond, Virginia 23230

Anonymously By Phone

1-866-717-3594

By E-mail

Directors@genworth.com

ELECTION OF DIRECTORS

Currently, 12 directors serve on our Board of Directors, the terms for whom all expire at the Annual Meeting. Two of our current directors, Frank J. Borelli and Thomas B. Wheeler, have reached or passed their 73rd birthdays and, consistent with the terms of our Governance Principles regarding the retirement age for directors, will not stand for re-election at the Annual Meeting. In addition, Barrett A. Toan will not stand for re-election at the Annual Meeting. Our Board of Directors adopted a resolution in March 2010, upon the recommendation of the Nominating and Corporate Governance Committee, setting the size of the Board of Directors at nine members, effective as of the Annual Meeting. Accordingly, at the Annual Meeting, nine directors are to be elected to hold office until the 2011 Annual Meeting and until their successors have been elected and have qualified. Working through its Nominating and Corporate Governance Committee, our Board of Directors continues to evaluate the optimal size for the Board and will continue to consider the addition of one or more independent directors to the Board.

The nine nominees for election at the Annual Meeting are listed on pages 8 to 12 with brief biographies and descriptions of their qualifications and skills to serve as our directors. See the Board of Directors—Board Composition section for a description of how our directors’ blend of backgrounds benefits our company. The Board of Directors has determined that eight of the nine nominees are independent directors under the New York Stock Exchange (“NYSE”) listing requirements and our Governance Principles, which are discussed below in the Corporate Governance section.

All of the nominees named in this proxy statement have been nominated by our Board of Directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate as a substitute.

Steven W. Alesio, 55, Chairman of the Board of The Dun & Bradstreet Corporation. Director since March 2010.

Mr. Alesio has served as the Chairman of the Board of The Dun & Bradstreet Corporation (“D&B”) since May 2005, having served as its Chief Executive Officer from January 2005 to December 2009. He was named to D&B’s board of directors in May 2002. He also served as D&B’s Chief Operating Officer from May 2002 to December 2004, and as its President from May 2002 to February 2007. Mr. Alesio previously served as D&B’s Senior Vice President of Global Marketing, Strategy Implementation, E-Business Solutions™ and Asia-Pacific/Latin America from January 2001 to April 2002. Before joining D&B, Mr. Alesio was with the American Express Company for 19 years, most recently serving as President and General Manager of the Business Services Group and as a member of that company’s Planning and Policy Committee, a position he held from January 1996 to December 2000. Mr. Alesio has previously announced that he will retire from D&B effective June 30, 2010. Mr. Alesio received a B.S. in Accounting from St. Francis College and an M.B.A. from the University of Pennsylvania’s Wharton School.

Qualifications: Mr. Alesio, as the current chairman and former chief executive officer of a public company, has developed significant strategic and marketing expertise and also has substantial experience managing international operations and technology changes. Mr. Alesio also has 19 years of experience with a financial services company as well as experience with accounting and finance.

Michael D. Fraizer, 51, Chairman of the Board, President and Chief Executive Officer of Genworth Financial, Inc. Director since May 2004.

Mr. Fraizer has been our Chairman of the Board, President and Chief Executive Officer since the completion of our initial public offering (“IPO”) in May 2004. Prior to our IPO, he had served as a Vice President of General Electric Company (“GE”) since December 1995 and a Senior Vice President of GE since June 2000. Mr. Fraizer was Chairman of the Board of GE Financial Assurance Holdings, Inc. (“GEFAHI”) from November 1996 to May 2004 and President and Chief Executive Officer of GEFAHI from April 1997 to May 2004. Prior to 1997, Mr. Fraizer served in various senior capacities at GE, including management roles at GE Capital Commercial Real Estate, GE Japan, GE Corporate Business Development and GE Corporate Audit Staff. Mr. Fraizer serves on the boards of the American Council of Life Insurers, the Andre Agassi Charitable Foundation and the Richmond Performing Arts CenterStage. Mr. Fraizer received a B.A. in Political Science from Carleton College.

Qualifications: Mr. Fraizer brings insight into all aspects of our business, due to both his current role and his history with the company. Mr. Fraizer’s leadership, together with his industry knowledge and skills, has been instrumental in the formation and growth of our company.

Nancy J. Karch, 62, former Senior Partner of McKinsey & Company. Director since October 2005.

Ms. Karch was a Senior Partner of McKinsey & Company, an independent consulting firm, from 1988 until her retirement in 2000. Prior thereto, Ms. Karch served in various executive capacities at McKinsey since 1974. She is a director of Liz Claiborne, Inc., MasterCard Incorporated, and The Corporate Executive Board Company. Ms. Karch is also on the board of the Westchester Land Trust and Northern Westchester Hospital, both not-for-profit organizations. During the last five years, Ms. Karch also served as a director of the following public companies: The Gillette Company and Toys “R” Us, Inc. Ms. Karch received a B.A. from Cornell University, an M.S. from Northeastern University and an M.B.A. from Harvard Business School.

Qualifications: Ms. Karch, based on her 26 years at a global consulting firm, including 12 years as a Senior Partner, offers substantial expertise in the area of strategic and marketing issues. Ms. Karch also has substantial experience as a public company director.

J. Robert “Bob” Kerrey, 66, President of The New School University and former United States Senator. Director since June 2004.

Mr. Kerrey has been the President of The New School University since 2001. From January 1989 to December 2000, he was a U.S. Senator for the State of Nebraska. Mr. Kerrey was a democratic candidate for President in 1992. From January 1982 to December 1987, Mr. Kerrey served as Governor of Nebraska. Prior thereto, Mr. Kerrey was an independent businessman and founder of a chain of restaurants and health clubs. Mr. Kerrey served in Vietnam as a Navy SEAL from 1966 to 1969, for which he received the Congressional Medal of Honor. He serves on the boards of Jones Apparel Group, Inc., Scientific Games Corporation and Tenet Healthcare Corporation. Mr. Kerrey received a B.S. in Pharmacy from the University of Nebraska.

Qualifications: Mr. Kerrey’s experience as a U.S. Senator and former Governor of the State of Nebraska provides the Board with information and insight into the areas of governmental relations and legislative/regulatory issues. Mr. Kerrey also has been President of a 10,000 student university for nine years and has served on several public company boards.

Risa J. Lavizzo-Mourey, 55, President and Chief Executive Officer of the Robert Wood Johnson Foundation. Director since November 2007.

Dr. Lavizzo-Mourey is the President and Chief Executive Officer of the Robert Wood Johnson Foundation and has served in that capacity since January 2003. She previously served as a Senior Vice President of the Robert Wood Johnson Foundation from April 2001 to January 2003. Dr. Lavizzo-Mourey served as the Director of the Institute on Aging and Chief of the Division of Geriatric Medicine from 1984 to 1992 and 1994 to 2001 and the Sylvan Eisman Professor of Medicine and Health Care Systems at the University of Pennsylvania from 1997 to 2001. She has served on numerous federal advisory committees including the Task Force on Aging Research, the Office of Technology Assessment Panel on Preventive Services for Medicare Beneficiaries, the Institute of Medicine’s Panel on Disease and Disability Prevention Among Older Adults and the President’s Advisory Commission on Consumer Protection and Quality in the Healthcare Industry. Dr. Lavizzo-Mourey also serves as a director of Hess Corporation. Dr. Lavizzo-Mourey earned her medical degree from Harvard Medical School and an M.B.A. from the University of Pennsylvania’s Wharton School.

Qualifications: Dr. Lavizzo-Mourey is a physician with an extensive background in public policy, particularly in the areas of aging and long-term care, having served on numerous federal advisory committees, with a not-for-profit foundation and with a private university. Dr. Lavizzo-Mourey has also served on several public company boards.

Christine B. Mead, 54, former Executive Vice President and Chief Financial Officer of Safeco Corporation. Director since October 2009.

Ms. Mead was the Executive Vice President and Chief Financial Officer of Safeco Corporation and the Co-President of the Safeco insurance companies prior to her retirement on December 31, 2005. Prior to joining Safeco in 2002, Ms. Mead served in various roles at Travelers Insurance Companies from 1989 to 2001, including Senior Vice President and Chief Financial Officer, Chief Accounting Officer, and Controller. Ms. Mead also served with Price Waterhouse LLP from 1980 to 1989, and with Deloitte Haskins & Sells in the United Kingdom from 1976 to 1980. Ms. Mead is on the board of People for Puget Sound and an advisory board member of Outward Bound, both non-profit organizations. Ms. Mead received a Bachelor of Science degree in Accounting from University College Cardiff, United Kingdom.

Qualifications: Ms. Mead brings experience as the former chief financial officer of a public company. She worked for 16 years in the insurance industry, as well as 13 years for major accounting firms. Her international background adds a unique perspective to our Board.

Thomas E. Moloney, 66, former Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. Director since October 2009.

Mr. Moloney was the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. prior to his retirement on December 1, 2004. Mr. Moloney also served as the interim Chief Financial Officer of MSC—Medical Services Company from December 31, 2007 to March 31, 2008. Mr. Moloney served in various roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 2004, including Chief Financial Officer, Controller, and Senior Accountant. Mr. Moloney is on the boards of Nasoba Learning Group and the Boston Children’s Museum, both non-profit organizations. During the last five years, Mr. Moloney also served as a director of the following public company: MSC—Medical Services Corporation. Mr. Moloney received a Bachelor of Arts in Accounting from Bentley College and holds a Professional Director Certification from Corporate Directors Group.

Qualifications: Mr. Moloney provides almost 40 years of insurance industry and accounting experience, including having served as the chief financial officer of a public insurance company. He provides extensive knowledge of accounting and finance in regard to insurance products and industry trends.

James A. Parke, 64, former Vice Chairman and Chief Financial Officer of GE Capital Services and former Senior Vice President of General Electric Company. Director since May 2004.

Mr. Parke retired as Vice Chairman and Chief Financial Officer of GE Capital Services and a Senior Vice President at GE in December 2005. He had served in those positions since 2002. From 1989 to 2002 he was Senior Vice President and Chief Financial Officer at GE Capital Services and a Vice President of GE. Prior thereto, from 1981 to 1989 he held various management positions in several GE businesses. He also serves as a director of buildOn, a not-for-profit corporation. Mr. Parke received a B.A. in History, Political Science and Economics from Concordia College in Minnesota.

Qualifications: Mr. Parke offers extensive experience in the areas of finance, financial services and capital markets, gained in part through his 37 years of experience with GE and GE Capital, including having served as a former Vice Chairman and chief financial officer of GE Capital, where he helped build GE’s financial and insurance businesses.

James S. Riepe, 66, former Vice Chairman of T. Rowe Price Group, Inc. Director since March 2006 and Lead Director since February 2009.

Mr. Riepe was the Vice Chairman of T. Rowe Price Group, Inc. from 1997 until his retirement in December 2005. Mr. Riepe also served as a director of the T. Rowe Price Group, Inc. and as Chairman and director of the T. Rowe Price Funds until April 2006. Prior to joining T. Rowe Price Group, Inc. in 1982, Mr. Riepe was an Executive Vice President of The Vanguard Group. Mr. Riepe serves as a director of The NASDAQ OMX Group, Inc. and LPL Investment Holdings, Inc. He is a member of the University of Pennsylvania’s Board of Trustees and the chairman of the T. Rowe Price Program for Charitable Giving. He is also a trustee of the James S. and Gail P. Riepe Charitable Foundation and the Baltimore Museum of Art. During the last five years, Mr. Riepe also served as a director of T. Rowe Price Group, Inc. (a public company) and 57 T. Rowe Price registered investment companies (mutual funds). Mr. Riepe received an M.B.A. and a B.S. from the University of Pennsylvania.

Qualifications: Mr. Riepe brings to the Board significant expertise in finance and investments gained through his experiences as a senior executive in the investment management industry, including 23 years with T. Rowe Price.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF MR. ALESIO, MR. FRAIZER, MS. KARCH, MR. KERREY, DR. LAVIZZO-MOUREY, MS. MEAD, MR. MOLONEY, MR. PARKE AND MR. RIEPE.

CORPORATE GOVERNANCE

Governance Principles

Our Governance Principles, which include guidelines for determining director independence and reporting concerns to non-management directors and the Audit Committee, are published on Genworth’s website, as are our other corporate governance materials, including the charters adopted by the Board for each of our standing committees and any key practices adopted by the committees. To view these materials, go to www.genworth.com, click “Investors” and then click “Corporate Governance.” The Board regularly reviews corporate governance developments and may modify these principles, charters and key practices as warranted. Any modifications will be reflected in the documents on Genworth’s website.

The Board held 10 meetings during 2009. During 2009, each of our directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director), and (2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). As set forth in the Governance Principles, directors are expected to attend the Annual Meeting. All of our directors serving at the time of our 2009 Annual Meeting of Stockholders attended the meeting.

Board Leadership Structure

Our Board of Directors functions in a collaborative fashion that emphasizes active participation and leadership by all of its members. With respect to the role of Chairman, our Board believes that one of its most important responsibilities is determining which director is most appropriate to serve in that role. The Board has determined that, by virtue of his tenure with and extensive knowledge of the company, Mr. Fraizer is the appropriate choice to serve as Chairman of the Board at this time. The Board believes that the combination of Mr. Fraizer as both Chairman and Chief Executive Officer (“CEO”), together with the Lead Director selected by the independent directors, is currently the appropriate leadership structure for the company. The Chairman and the Lead Director provide leadership to the Board as a whole in setting its strategic priorities. In his position as CEO, Mr. Fraizer has primary responsibility for the day-to-day operations of the company and, accordingly, is able to effectively communicate the Board’s strategic findings and guidance to management. In his position as Lead Director, Mr. Riepe presides at all meetings of independent directors, is available to work with the Chairman to discuss stockholder inquiries regarding the Board and exercises the other responsibilities described below. At this time, Mr. Fraizer is the sole member of the Board that is not independent. With a supermajority of independent directors, a strong committee structure, a Lead Director with well-defined responsibilities, and the fact that the Chairman/CEO does not serve on any Board committees, Genworth’s Board of Directors is comfortable with its existing leadership structure. Our Board reviews its leadership structure from time to time as appropriate.

In February 2009, the independent members of the Board created the position of Lead Director and appointed Mr. Riepe to serve in this role. As more fully set forth in our Governance Principles, available on our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Governance Principles” and finally click “Governance Principles” one more time), the Lead Director’s responsibilities and authority include:

•	presiding at all meetings of the Board when the Chairman of the Board is not present;

•	presiding at all meetings of the non-management and independent directors;

•	serving as a liaison between the CEO and the non-management and independent directors;

•	consulting on meeting agendas;

•	working with management to assure that meeting materials are fulfilling the needs of directors;

•	consulting on the meeting calendar and meeting schedules to assure there is sufficient time to discuss all agenda items;

•	periodically calling meetings of the non-management and independent directors, including at the request of such directors; and

•	working with the Chairman of the Board to respond to stockholder inquiries involving the Board.

Role of Board in the Oversight of Risk

Our Board of Directors recognizes that, although risk management is primarily the responsibility of Genworth’s management, the Board plays a critical role in the oversight of risk. As a financial services company, the very nature of our business involves the underwriting, management and assumption of risks on behalf of our customers. The Board believes it is an important part of its responsibilities to oversee the company’s overall risk assessment processes and management thereof. The Board as a whole discusses with management specific business risks as part of its regular reviews of the individual business units and also on a company-wide basis as part of its strategic reviews. The Board also utilizes its committees to oversee specific risks and receives regular reports from the committees on the areas of risk for which they have oversight. The Audit Committee has responsibility for oversight of risks associated with financial accounting and reporting, including the system of internal control. This oversight includes reviewing and discussing with management the company’s risk assessment process and management policies with respect to the company’s major financial risk exposures, including investments, and the procedures utilized by management to identify and mitigate the exposure to such risks. The Management Development and Compensation Committee oversees the risks relating to compensation plans and programs, as well as management development and leadership succession in the company’s various business units. Our Nominating and Corporate Governance Committee is responsible for the oversight of risks relating to corporate governance. Our Legal and Public Affairs Committee oversees risks associated with litigation, legislative and regulatory changes and compliance policies and issues, as well as government relations and potential reputational risks. We believe that our risk oversight structure is also supported by our current Board leadership structure, with the Chairman of the Board and the Lead Director working together with our independent Audit Committee and our other standing committees.

Director Independence

Our Board currently consists of 12 directors, 11 of whom are independent (as defined by our Governance Principles and NYSE listing standards) and one of whom is our President and CEO. For a director to be independent, the Board must determine that the director does not have any direct or indirect material relationship with Genworth. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Section 4 of our Governance Principles, which are available on our website. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. The Board has determined that Mr. Alesio, Ms. Karch, Mr. Kerrey, Dr. Lavizzo-Mourey, Ms. Mead, Mr. Moloney, Mr. Parke, and Mr. Riepe satisfy the NYSE’s independence requirements and Genworth’s independence guidelines. In addition, the Board has determined that the three other directors currently serving on the Board but who are not standing for re-election at the Annual Meeting—Mr. Borelli, Mr. Toan and Mr. Wheeler—also satisfy the NYSE’s independence guidelines and Genworth’s independence guidelines.

In addition to the independence guidelines discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with Genworth or any of its subsidiaries. The Board has determined that all the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.

Code of Business Conduct and Ethics

All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in our Code of Ethics. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chief Executive Officer. Our Code of Ethics is published in the corporate governance section of our website. To view our Code of Ethics, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Code of Business Conduct & Ethics” and finally click “Genworth Code of Ethics.” Section 11 of our Governance Principles, which are available on our website, more fully addresses our Code of Ethics. Under our Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to our Code of Ethics.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition

Our Board of Directors is composed of individuals with diverse experience at policy-making levels in business, government, education and technology in areas that are relevant to the company’s global activities. Each director was nominated on the basis of the unique set of qualifications and skills he or she brings to the Board, as well as how those qualifications and skills blend with those of the others on the Board as a whole. See the Election of Directors section for a description of each director nominee’s qualifications and skills.

As a group, apart from Mr. Fraizer, our board nominees include one former chief executive officer (Mr. Alesio), three former chief financial officers (Mr. Moloney, Ms. Mead and Mr. Parke), two directors with a background in insurance (Mr. Moloney and Ms. Mead), two with healthcare/medical and related policy experience (Mr. Kerrey and Dr. Lavizzo-Mourey), three with experience in mergers and acquisitions (Mr. Moloney, Ms. Mead and Mr. Parke), four with capital markets experience (Mr. Moloney, Ms. Mead, Mr. Parke, and Mr. Riepe) and two with consumer marketing experience (Ms. Karch and Mr. Riepe). The blend of our directors’ unique backgrounds ensures that issues facing the company are examined and addressed with the benefit of a broad array of perspectives and expertise.

Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our Board of Directors, but will not be less than one nor more than 15. As discussed above, our Board of Directors has set the size of the Board of Directors at nine members effective as of the Annual Meeting but continues to evaluate the optimal size for the Board and will continue to consider the addition of one or more independent directors to the Board.

Each director elected by the holders of our common stock will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until the earlier of his or her death, resignation, disqualification or removal. The holders of common stock do not have cumulative voting rights in the election of directors.

Our Governance Principles provide that directors who serve as chief executive officers or in equivalent positions for other public companies should not serve on more than two other boards of public companies in addition to the Genworth Board. Other directors should not serve on more than four other boards of public companies in addition to the Genworth Board.

Board Committees

The four standing committees of the Board are the Audit Committee, the Management Development and Compensation Committee (the “Compensation Committee”), the Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Legal and Public Affairs Committee. These committees are described below. The Board has established written charters for each of its four standing committees. Our Board of Directors may also establish various other committees to assist it in carrying out its responsibilities.

The table below shows the current Board committee memberships and the number of meetings each committee held in 2009.

Director	Audit	Management Development and Compensation	Nominating and Corporate Governance	Legal and Public Affairs
Steven W. Alesio (1)
Frank J. Borelli (2)	C			X
Michael D. Fraizer*
Nancy J. Karch		X	C
J. Robert Kerrey			X	C
Risa J. Lavizzo-Mourey			X	X
Christine B. Mead	X			X
Thomas E. Moloney	X			X
James A. Parke
James S. Riepe+	X	C
Barrett A. Toan (2)			X	X
Thomas B. Wheeler (2)		X	X
Total 2009 Meetings	10	13	7	4

* Non-Independent Director

+ Lead Director

C = Committee Chair

X = Committee Member

(1)	Mr. Alesio joined our Board of Directors in March 2010 and has not yet been appointed to any committees.
(2)	Not standing for re-election at the Annual Meeting.

Audit Committee

The Audit Committee consists solely of “independent” directors as defined under the applicable rules of the NYSE and the SEC. In addition, the Board has determined that all four of the Audit Committee’s current members, Messrs. Borelli, Moloney and Riepe and Ms. Mead, are “audit committee financial experts,” as defined by SEC rules.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Audit Committee” and finally click “Charter”), the Audit Committee is concerned primarily with the accuracy and effectiveness of the audits of our financial statements. The Audit Committee’s duties include:

•	selecting our independent registered public accounting firm and approving the terms of its engagement;

•	reviewing with management and our independent registered public accounting firm our annual audited financial statements, quarterly financial statements and certain other financial information;

•	discussing with management and our independent registered accounting firm any audit problems or difficulties and management’s response;

•

overseeing risks associated with financial accounting and reporting, including the system of internal control, which includes reviewing and discussing with management the company’s risk assessment process and management policies with respect to the company’s major financial risk exposures and the procedures utilized by management to identify and mitigate the exposure to such risks;

•	reviewing our financial reporting and accounting standards and principles;

•	reviewing our internal system of financial controls and the results of internal audits;

•	obtaining and reviewing formal written reports from the independent registered public accounting firm regarding its internal quality-control procedures;

•	reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct;

•	establishing procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters; and

•	establishing policies and procedures for the review and approval of all proposed transactions with “Related Persons,” as that term is defined in Section 11(b) of our Governance Principles.

The Audit Committee has determined that in view of the increased demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies. The Audit Committee’s report appears on page 56 of this proxy statement.

Management Development and Compensation Committee

The Compensation Committee consists solely of “independent” directors under the applicable rules of the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Management Development and Compensation Committee” and finally click “Charter”), the Compensation Committee’s responsibilities include:

•	monitoring our management resources, structure, succession planning, development and selection process as well as the performance of key executives;

•	reviewing and approving our executive compensation and broad-based incentive compensation plans; and

•	overseeing risks relating to compensation plans and programs.

Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee’s report appears on page 38 of this proxy statement. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis below.

Nominating and Corporate Governance Committee

The Nominating Committee consists solely of “independent” directors under the applicable rules of the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Nominating and Corporate Governance Committee” and finally click “Charter”), the Nominating Committee’s responsibilities include:

•	selecting of potential candidates for our Board of Directors;

•	reviewing of the Board’s committee structure and the selection of committee members;

•	developing and annually reviewing our Governance Principles;

•	overseeing the annual self-evaluations of our Board and its committees;

•	overseeing risks related to corporate governance; and

•	reviewing annually director compensation and benefits.

The Nominating Committee makes recommendations to our Board of Directors of candidates for election to our Board, and our Board of Directors makes recommendations to our stockholders. This committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

The Nominating Committee believes all director nominees should meet certain qualifications and possess certain qualities or skills that, when considered in light of the qualities and skills of the other director nominees, assist the Board in overseeing the company’s operations and developing and pursuing its strategic objectives. The Nominating Committee believes each director nominee should at a minimum:

•	possess the highest personal and professional ethics, integrity and values;

•	be committed to representing the long-term interests of the stockholders;

•	be inquisitive and have an objective perspective and have practical wisdom and mature judgment;

•	be willing and able to devote sufficient time to carrying out his or her duties and responsibilities effectively; and

•	be committed to serve on the Board for an extended period of time.

The Nominating Committee, as a matter of practice, takes diversity factors into account when considering potential director nominees. The company does not have a formal policy on Board diversity. The qualifications, qualities and skills required for directors are further set forth in Section 3 of Genworth’s Governance Principles, which are available on our website.

In addition to considering candidates suggested by stockholders, the Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others. We have also engaged an outside search firm to assist us in identifying and evaluating potential director candidates. The Nominating Committee considers all potential candidates regardless of the source of the recommendation and determines whether potential candidates meet our qualifications, qualities and skills for directors. Where there is an interest in a particular candidate, the Nominating Committee’s review is multi-faceted and typically includes a review of written materials regarding the candidate, due diligence performed internally and externally, a review of a completed candidate questionnaire and one or more interviews with members of the Nominating Committee.

Legal and Public Affairs Committee

The principal purpose of the Legal and Public Affairs Committee is to assist the Board in its oversight responsibilities relating to our practices and positions on corporate legal, regulatory and legislative issues, compliance and consumer policies and corporate citizenship initiatives that affect our stockholders, employees and customers. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Legal and Public Affairs Committee” and finally click “Charter”), the Legal and Public Affairs Committee’s responsibilities include:

•	advising on our policy on legislative matters, including key public policy positions;

•	receiving reports regarding pending litigation or disputes and regulatory matters involving Genworth;

•	reviewing periodically the nature and amount of our political contributions and the operations of our political action committee;

•	reviewing periodically and overseeing our compliance processes and policies;

•	considering our policies and practices on matters of corporate citizenship, including philanthropic programs; and

•	overseeing risks associated with litigation, legislative and regulatory changes and compliance policies and issues.

Compensation of Directors

The Nominating Committee has the responsibility for reviewing and recommending to the Board compensation and benefits for “non-management directors.” Non-management directors are those directors who are not executive officers of Genworth or its affiliates. Accordingly, all directors, other than Mr. Fraizer, are regarded as non-management directors. Mr. Frazier does not receive any compensation for serving as a director.

The company’s compensation and benefits for non-management directors are as follows:

•

Annual Retainer. Each non-management director is paid an annual retainer, payable in quarterly installments following the end of each quarter of service. In 2009, the amount of the annual retainer was $160,000. Of this amount, 40% of the annual retainer is paid in cash and 60% is paid in deferred stock units (“DSUs”). Instead of receiving a cash payment, non-management directors may elect to have 100% of their annual retainer paid in DSUs, provided, however, that no more than 25,000 DSUs may be granted to any non-management director in any one calendar year pursuant to the terms of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan under which the DSUs are awarded. To the extent this limit would be exceeded, the remainder of a director’s annual retainer will be paid in cash. In 2009, due to their election to receive 100% of their annual retainer in DSUs and the price of the company’s common stock during the first quarter of 2009, three directors—Dr. Lavizzo-Mourey and Messrs. Parke and Kerrey—reached their annual DSU limit at the end of the first quarter of 2009 and therefore received the remainder of their 2009 annual retainer in cash.

•

Deferred Stock Units. Pursuant to their original terms, DSUs awarded to non-management directors represented the right to receive the value of one share of our common stock in the future, payable in cash. DSUs are granted at the end of each quarter of service and are credited to a notional account maintained by us in the recipient’s name. As of February 2009, all DSUs are now payable in shares of common stock. The number of DSUs granted is determined by dividing the DSU value to be delivered by the fair market value of our common stock on the date of grant. DSUs accumulate regular quarterly dividends which are reinvested in additional DSUs. The DSUs will be paid out beginning one year after the director leaves the Board in a single payment or in payments over ten years, at the election of the director, or earlier upon the death of the director.

•

Fees for Lead Director. In February 2009, the Board created the position of Lead Director. As additional compensation for service as Lead Director, the Lead Director receives an annual cash retainer of $20,000.

•

Fees for Committee Chairs. As additional compensation for service as chairperson, the chairperson of the Audit Committee receives an annual cash retainer of $15,000. Each other standing committee chairperson receives an annual cash retainer of $10,000.

•

Matching Gift Program. The company offers a matching gift program that provides for the matching of employee and director charitable contributions pursuant to the contribution guidelines established by the Genworth Foundation. Each non-management director is eligible for the matching of charitable contributions on a dollar-for-dollar basis, up to a maximum matching contribution of $15,000 during any calendar year.

•

Reimbursement of Certain Expenses. Non-management directors are reimbursed for travel expenses to attend Board and committee meetings and to attend director education seminars, in accordance with policies approved from time to time.

Pursuant to its charter, the Nominating Committee conducts an annual review of non-management director compensation and benefits and recommends any changes to the Board of Directors for the Board’s consideration. As part of its 2009 review, the Nominating Committee engaged Steven Hall & Partners, LLC to provide competitive market data and advice regarding outside director compensation. Based on this review, the Nominating Committee recommended to the Board, and the Board adopted, one change to the company’s compensation and benefits program as described above. Effective January 1, 2010, the amount of annual retainer paid to our non-management directors was increased to $190,000. All other features and amounts remain unchanged. This increase represents the first increase in the annual retainer since the company became a public company in May 2004 and reflects the Board’s desire to appropriately compensate directors for the increasing workload demands placed upon the directors, as well as to ensure competitiveness with the marketplace as the company seeks to continue to attract and retain qualified and able directors.

The following table sets forth information concerning compensation paid or accrued by us in 2009 to our directors.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(3)		Stock Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Frank J. Borelli	79,000		96,000	15,000	190,000
Nancy J. Karch	70,250		96,000	15,000	181,250
J. Robert Kerrey	130,413	(4)	39,588	15,000	185,001
Risa J. Lavizzo-Mourey	120,413	(4)	39,588	15,000	175,001
Christine B. Mead (1)	13,333		20,000	5,000	38,333
Thomas E. Moloney (1)	13,333		20,000	9,200	42,533
Saiyid T. Naqvi (2)	8,000		12,000	—	20,000
James A. Parke	120,413	(4)	39,588	15,000	175,001
James S. Riepe	89,000		96,000	15,000	200,000
Barrett A. Toan	64,000		96,000	15,000	175,000
Thomas B. Wheeler	67,750		96,000	15,000	178,750

(1)	Ms. Mead and Mr. Moloney were elected to our board of Directors on October 14, 2009. Amounts shown in the Fees Earned or Paid in Cash and Stock Awards columns for Ms. Mead and Mr. Moloney represent a pro rata quarterly retainer payment.
(2)	Mr. Naqvi resigned from the Board effective February 12, 2009 following a change in his principal job responsibilities.
(3)	Amounts reflect the portion of the annual retainer (described above) that was paid in cash. Non-management directors may elect to receive the cash portion of their annual retainer in the form of DSUs. Mr. Kerrey, Dr. Lavizzo-Mourey, and Mr. Parke elected to receive $64,000 in the form of DSUs in lieu of cash. With respect to Mr. Borelli, the amount includes $15,000 paid for service as Chair of the Audit Committee. With respect to Mr. Kerrey, the amount includes $10,000 paid for service as Chair of the Legal and Public Affairs Committee. With respect to Mr. Wheeler, the amount includes $3,750 paid for service as Chair of the Nominating Committee through mid-May. With respect to Ms. Karch, the amount reflects $6,250 paid for service as Chair of the Nominating Committee from May through the end of the year. With respect to Mr. Riepe, the amount reflects $10,000 paid for service as Chair of the Compensation Committee and $15,000 paid for service as Lead Director.
(4)	Mr. Kerrey, Dr. Lavizzo-Mourey and Mr. Parke reached the maximum deferral of 25,000 DSUs with their first quarter retainer payment; therefore, all remaining retainer payments were made in cash.

(5)	Amounts reflect the grant date fair value of DSUs received in payment of the annual retainer (including any DSUs received in lieu of the cash portion of the annual retainer). The following table shows for each non-management director the total number of DSUs held as of December 31, 2009:

Name	Total Number of DSUs Held as of December 31, 2009 (#)
Frank J. Borelli	48,273
Nancy J. Karch	43,145
J. Robert Kerrey	67,068
Risa J. Lavizzo-Mourey	47,740
Christine B. Mead	1,755
Thomas E. Moloney	1,755
Saiyid T. Naqvi	40,687
James A. Parke	55,810
James S. Riepe	42,022
Barrett A. Toan	53,012
Thomas B. Wheeler	48,273
(6)	Amounts reflect company charitable match contributions.

Director Stock Ownership Policy

To help promote the alignment of the personal interests of the company’s directors with the interests of our stockholders, we have established a stock ownership policy for all non-management directors. Each non-management director is expected to hold at least $300,000 worth of Genworth common stock and/or DSUs while serving as a director of Genworth. Each non-management director has seven years from the date he or she becomes a non-management director to attain this ownership threshold.

The following table shows the stock ownership as of March 19, 2010 of our non-management directors, the percentage of the ownership threshold that they have reached, and the portion of the seven-year period that has elapsed in which the non-management director must attain enough stock to satisfy his or her ownership guideline. The value of each non-management director’s stock ownership is based on our stock price as of March 19, 2010.

Director	Number of Shares/DSUs Held (#)	Value as of March 19, 2010 ($)	Stock Ownership Guideline ($)	Stock Held as % of Guideline	% of Time Elapsed to Attain Guideline
Steven W. Alesio (1)	—	—	300,000	—	—
Frank J. Borelli	48,273	761,748	300,000	254	82
Nancy J. Karch	47,620	751,444	300,000	250	63
J. Robert Kerrey	67,068	1,058,333	300,000	353	82
Risa J. Lavizzo-Mourey	60,740	958,477	300,000	319	33
Christine B. Mead	1,755	27,694	300,000	9	6
Thomas E. Moloney	2,755	43,474	300,000	14	6
James A. Parke	305,810	4,825,682	300,000	1,609	55
James S. Riepe	65,022	1,026,047	300,000	342	57
Barrett A. Toan	61,012	962,769	300,000	321	52
Thomas B. Wheeler	48,273	761,748	300,000	254	82

(1)	Mr. Alesio joined our Board of Directors in March 2010.

Meetings of Non-Management and Independent Directors

Our Governance Principles provide that the non-management directors will meet without management present at each regularly scheduled Board meeting. Michael D. Fraizer, our President and CEO, is currently the only employee of the company who serves on our Board. In addition, our Governance Principles provide that the independent directors on our Board (whose independence is determined in accordance with the NYSE listing standards and our Governance Principles) will separately meet at least one time each year without the presence of non-independent directors. The Board has determined that all of our current non-management directors are also independent directors. The directors have determined that the Lead Director, currently Mr. Riepe, will preside at the meetings of the non-management directors and the independent directors. The non-management and independent directors may meet without management present at such other times as determined by the Lead Director or at the request of the non-management or independent directors.

INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

Ownership of Genworth Common Stock

The following table sets forth information as of March 19, 2010, regarding the beneficial ownership of our common stock by:

•

all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);

•	the named executive officers included in the Summary Compensation Table below;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, directors and executive officers possess sole voting and investment power with respect to all shares set forth by their name. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or stock appreciation rights or upon the conversion of restricted stock units held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 19, 2010 are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder. As of March 19, 2010, there were 489,065,421 shares of common stock outstanding and no shares of any other class of voting securities outstanding.

The address of each director and executive officer listed below is c/o Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
BlackRock, Inc. (1)	26,326,385	5.4
FMR LLC (2)	53,964,423	11.0
NWQ Investment Management Company, LLC (3)	26,395,233	5.4
Michael D. Fraizer (4)	1,317,362	*
Patrick B. Kelleher (5)	83,059	*
Thomas H. Mann (6)	430,332	*
Pamela S. Schutz (7)	220,277	*
Leon E. Roday (8)	155,921	*
Steven W. Alesio	—	—
Frank J. Borelli	—	—
Nancy J. Karch	4,475	*
J. Robert Kerrey	—	—
Risa J. Lavizzo-Mourey	13,000	*
Christine B. Mead	—	—
Thomas E. Moloney	1,000	*
James A. Parke	250,000	*
James S. Riepe	23,000	*
Barrett A. Toan	8,000	*
Thomas B. Wheeler	—	—
All directors and executive officers as a group (21 persons) (9)	2,895,467	*

* Less than 1%.

(1)

Information obtained solely by reference to the Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. (“BlackRock”). BlackRock reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock and that no one person’s interest is more than five percent of our total outstanding common stock. The address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(2)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC (“FMR”). FMR reported that it has sole power to vote or direct the vote of 2,303,908 shares that it beneficially owns and that it has sole power to dispose or to direct the disposition of 53,964,423 shares. FMR further reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock and that no one person’s interest is more than five percent of our total outstanding common stock. The address for FMR is 82 Devonshire St., Boston, Massachusetts, 02109.
(3)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 12, 2010 by NWQ Investment Management Company, LLC (“NWQ”). NWQ reported that it has sole power to vote or direct the vote of 22,322,202 shares and sole power to dispose or to direct the disposition of 26,395,233 shares. NWQ reported that such securities are beneficially owned by its clients, which clients may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pensions, charitable funds or other institutional and high net worth clients. The address for NWQ is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.
(4)	Includes (a) 289,560 shares of common stock issuable upon the exercise of stock options that are vested or will vest within 60 days of March 19, 2010 and (b) 222,117 shares of common stock issuable upon the exercise of 2,628,445 stock appreciation rights that are vested or will vest within 60 days of March 19, 2010 (the number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on March 19, 2010 over the base price of the stock appreciation rights). Also includes 70,000 shares that Mr. Fraizer contributed to a grantor retained annuity trust (GRAT) in June 2009.
(5)	Includes 64,932 shares of common stock issuable upon the exercise of 162,514 stock appreciation rights that are vested or will vest within 60 days of March 19, 2010 (the number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on March 19, 2010 over the base price of the stock appreciation rights).
(6)	Includes (a) 280,953 shares of common stock issuable upon the exercise of stock options that are vested or will vest within 60 days of March 19, 2010 and (b) 42,466 shares of common stock issuable upon the exercise of 782,671 stock appreciation rights that are vested or will vest within 60 days of March 19, 2010 (the number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on March 19, 2010 over the base price of the stock appreciation rights).
(7)	Includes (a) 143,530 shares of common stock issuable upon the exercise of stock options that are vested or will vest within 60 days of March 19, 2010. Ms. Schutz holds 396,730 stock appreciation rights that are vested or will vest within 60 days of March 19, 2010, all of which have a base price in excess of the closing price of our common stock on March 19, 2010.
(8)	Includes (a) 80,297 shares of common stock issuable upon the exercise of stock options that are vested or will vest within 60 days of March 19, 2010 and (b) 16,460 shares of common stock issuable upon the exercise of 249,430 stock appreciation rights that are vested or will vest within 60 days of March 19, 2010 (the number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on March 19, 2010 over the base price of the stock appreciation rights). Also includes 20 shares held by trusts for children.
(9)	Includes (a) 964,406 shares of common stock issuable upon the exercise of stock options that are vested or will vest within 60 days of March 19, 2010, (b) 503,958 shares of common stock issuable upon the exercise of 4,423,792 stock appreciation rights that are vested or will vest within 60 days of March 19, 2010 (the number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on March 19, 2010 over the base price of the stock appreciation rights), and (c) 1,667 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 19, 2010.

Ownership of Genworth Canada Common Shares

In July 2009, Genworth MI Canada Inc. (“Genworth Canada”), our indirect subsidiary, completed the initial public offering of its common shares. Following completion of Genworth Canada’s initial public offering, we beneficially own 57.5% of the common shares of Genworth Canada. The following table sets forth information as of March 19, 2010, regarding the beneficial ownership of the common shares of Genworth Canada by:

•	the named executive officers included in the Summary Compensation Table below;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Directors and executive officers possess sole voting and investment power with respect to all shares set forth by their name. As of March 19, 2010, there were 117,100,000 common shares of Genworth Canada outstanding and no shares of any other class of voting securities outstanding.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Michael D. Fraizer	6,040	*
Patrick B. Kelleher	1,208	*
Thomas H. Mann	2,416	*
Pamela S. Schutz	1,812	*
Leon E. Roday	3,020	*
Steven W. Alesio	—	—
Frank J. Borelli	—	—
Nancy J. Karch	—	—
J. Robert Kerrey	—	—
Risa J. Lavizzo-Mourey	—	—
Christine B. Mead	—	—
Thomas E. Moloney	—	—
James A. Parke	—	—
James S. Riepe	—	—
Barrett A. Toan	—	—
Thomas B. Wheeler	—	—
All directors and executive officers as a group (21 persons)	25,670	*

*	Less than 1%.

EQUITY COMPENSATION PLANS

The following table gives information as of December 31, 2009 about the common stock that may be issued under all of our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
Equity Compensation Plans Approved by Stockholders (1)	15,877,664	$12.28	8,622,930
Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A
Total	15,877,664	$12.28	8,622,930

(1)	2004 Genworth Financial, Inc. Omnibus Incentive Plan.
(2)	Includes shares issuable pursuant to the exercise or conversion of stock options, stock appreciation rights, restricted stock units and performance stock units, including 1,398,851 “net” shares of common stock issuable upon the exercise of 8,043,364 total outstanding stock appreciation rights. The number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on December 31, 2009 and the base price of the stock appreciation rights. The number of shares issuable upon conversion of performance stock units is calculated based on maximum payout levels (937,300); however, all performance stock units have since been cancelled due to below threshold levels of performance.
(3)	Calculation of weighted average exercise price of outstanding awards includes stock options and stock appreciation rights, which are exercisable for “net” shares of common stock for no consideration, but does not include restricted stock units or performance stock units that convert to shares of common stock for no consideration. The weighted average exercise price of outstanding stock options was $14.05.
(4)	Includes approximately 4,496,605 shares that are available for issuance pursuant to grants of full-value stock awards.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation programs and policies, including the material compensation decisions made under the programs with respect to the following executive officers, whom we refer to as our “named executive officers”:

•	Michael D. Fraizer, our Chairman of the Board, President and Chief Executive Officer;

•	Patrick B. Kelleher, our Senior Vice President—Chief Financial Officer;

•	Thomas H. Mann, our former Executive Vice President—Genworth, with responsibility for our International segment through December 31, 2009;

•	Pamela S. Schutz, our Executive Vice President—Genworth, with responsibility for our Retirement and Protection segment; and

•	Leon E. Roday, our Senior Vice President, General Counsel and Secretary.

Principles Underlying Our Compensation Programs

Our objective in compensating executives is to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. With this objective in mind, we design and administer our executive compensation programs using the following guiding principles:

•	Compensation should be primarily performance-based and align executive incentives with stockholder interests across multiple timeframes.

•	Total pay at risk should reflect an executive’s impact on company performance.

•	Total compensation opportunities should be competitive within the relevant marketplace.

•	Our compensation structure should remain flexible and allow for the exercise of discretion, where appropriate.

•	Plan designs and incentives should support appropriate risk management practices.

These principles guide our compensation program design and individual compensation decisions, and are intended to drive long-term stockholder value. See Our Decision-Making Process section below for more information about the key factors in administering our compensation program.

Executive Summary

The company’s financial performance in 2009, and its relationship to our compensation programs, should be viewed relative to the broader economic realities we faced leading into the year. The U.S. housing market decline, the dramatic deterioration of the global financial markets and the general economic recession beginning in late 2007, had a significant impact on the company’s financial performance during the last two years and, therefore, on our compensation programs. Significant reductions in compensation payable to our named executive officers in 2007 and 2008 reflected our “pay for performance” principles, as losses in our U.S. Mortgage Insurance segment and investment portfolio impacted financial performance in those years. Specifically, we paid annual incentives to our named executives for 2007 that were below target levels, and we paid no annual incentive bonuses to our CEO and our segment leaders for 2008. In addition, financial results relative to our 2007-2009 mid-term incentive were below a threshold performance level and resulted in forfeiture of those awards. Lastly, vested and unvested stock options and stock appreciation rights (“SARs”) held by named executive officers were significantly underwater at the beginning of 2009.

While the challenging economic conditions continued in 2009, the focus of our compensation actions in 2009 was to re-establish meaningful short- and long-term incentives to support alignment of key leaders with our stockholders looking forward. We continued to manage our compensation programs and resources carefully, providing incentive opportunities to encourage management behavior that would result in improved earnings and, ultimately, stock price performance. Thus, our 2009 actions were intended to focus executives on strategic actions that would increase financial liquidity, strengthen our capital base and position the company to compete as global economic conditions stabilize and begin to recover.

Below is a summary of the key actions taken in 2009 and early 2010 related to compensation for our named executive officers:

2009 Key Developments and Decisions

•	No Salary Increases. In 2009, no named executive officers received an increase in base salary.

•

No Payout of Mid-Term Incentive. Company performance relative to our three-year performance incentive plan for 2007-2009, which we refer to as our “mid-term incentive,” was significantly below a threshold level of performance required for any payout. Therefore, all awards granted under that plan have been forfeited and cancelled.

•

Discretionary Approach with Reduced Expectations for 2009 Annual Incentives. Due to the substantial uncertainties in the market environment at the outset of 2009, and for purposes of determining the amount of annual incentive awards earned by the named executive officers for 2009, the Compensation Committee decided to employ more discretionary judgment of performance (rather than a mere formula-based approach) against several strategic financial and non-financial objectives for 2009, as described below. As part of this approach, the Compensation Committee also set reduced payout expectations for both target and maximum performance levels. Together, these actions supported the goal of providing meaningful, measurable and competitive incentive opportunities during an unpredictable economic environment, while also lowering annual incentive opportunities during a time of reduced earnings expectations for the company.

•

Changes to 2009 Annual Equity Grant. Due to the significant decline in the company’s stock price in late 2008 and early 2009, the Compensation Committee determined not to grant any restricted stock units (“RSUs”) as part of our February 2009 annual equity grant to named executive officers. In a departure from past practice, the February 2009 annual equity grant for named executive officers consisted solely of SARs that vest in three annual installments.

•

Special Grant of Performance-Accelerated SARs. In August 2009, the Compensation Committee approved a special grant of SARs with accelerated vesting based on stock price performance (“Performance-Accelerated SARs”) to certain key executives, including each of the company’s named executive officers. At the time, equity-based incentives held by the named executive officers were significantly out-of-the-money, or “underwater.” The Compensation Committee determined that this special grant of Performance-Accelerated SARs would establish a strong incentive for participating key leaders to take actions that would increase the stock price, and also provide a retention incentive in a volatile economic environment.

•

Reduction of Future Retirement Plan Accruals. In 2009, the company conducted a benchmark analysis of its retirement benefit offerings to ensure competitiveness of the programs with shifting market trends. As a result of this review, the company amended its retirement benefit programs, including the company’s supplemental executive retirement plan, to reduce the rate of benefit accruals under those programs for current employees and executives beginning with the 2011 plan year.

•

Reduction of Perquisite Values. Executive perquisites had been reduced in years prior to 2009. Further, throughout 2009, the company suspended all incidental personal use of corporate aircraft and we discontinued a tax gross-up on the value of the financial counseling services offered to named executive officers. As a result, there are no tax gross-ups provided to the company’s named executive officers in our perquisite programs.

2010 Key Development and Decision

•

Implementation of New Mid-Term Incentive Program. With the expiration of the 2007-2009 mid-term incentive plan, the company implemented a new mid-term incentive program in March 2010. Previously, the company established one mid-term incentive performance period every three years. The new mid-term incentive program will consist of rolling three-year performance periods, with new three-year performance goals established at the beginning of each year. Payouts may eventually be earned annually at the end of each three-year performance period if company performance exceeds threshold, target or maximum goals established at the beginning of the performance period.

In order to facilitate the transition to rolling three-year cycles, the Compensation Committee approved a two-year (2010-2011) incentive for this initial period only, in addition to a regular three-year (2010- 2012) incentive. Each participant has a target award opportunity fixed at the beginning of the performance period, and the Compensation Committee reserves the right to determine whether to pay the award in cash or shares of company stock at the end of each performance period. For further information regarding the new mid-term incentive program, see the Mid-Term Incentive section below.

Annual Compensation Program

Our compensation program for executive officers consists of four key elements: base salary, annual incentive, a multi-year performance incentive (the “mid-term incentive”) and equity grants (“long-term incentives”). Additionally, we provide certain other benefits to our executive officers to ensure competitive compensation and benefits consistent with the marketplace and our guiding principles. Below is a summary and assessment of actions taken with respect to our annual compensation program for 2009.

Base Salary

Base salaries are generally intended to reflect the scope of an executive officer’s responsibilities and level of experience, reward sustained performance over time, and be market-competitive. No named executive officers had a change in base salary in 2009, as the uncertainty of competitive practices in the financial services and insurance industries, as well as the need to manage company resources, warranted a freeze of base salary levels for named executive officers.

Annual Incentive

Each named executive officer has an annual incentive target established at the beginning of the year, expressed as a percentage of base salary. The target annual incentive opportunities for the named executive officers typically range from 100% to 200% of base salary. However, the Compensation Committee determined that “meeting” expectations for 2009 would result in bonuses at about 75% of individual target levels (which are reported in the Grants of Plan-Based Awards table below), and that maximum annual incentives for 2009 would be 125% of an individual’s target, versus typical opportunities of up to 150%. These reduced payout expectations for 2009 annual incentives were consistent with the company’s reduced income expectations and our objective of continuing to manage our compensation programs and resources carefully during a challenging economic environment. This approach also provided meaningful and competitive incentive opportunities for named executive officers that would continue to link pay with performance.

Annual strategic, operational and financial objectives were reviewed and established for each of the named executive officers in 2009. Key financial objectives generally included net operating income, meeting required capital ratios in the operating businesses, generation of dividends from operating segments to the holding company, generation of excess capital, and meeting liquidity needs in a tight credit market environment. Non-financial strategic objectives included customer and investor engagement, refining the company’s strategy as a specialist provider of certain lines of insurance and wealth management products, pro-active risk reduction, investment portfolio repositioning, ratings stabilization, and execution of strategic cost-savings measures.

Based on the Compensation Committee’s decision to exercise discretionary judgment in determining actual payouts for the 2009 annual incentives, these objectives were used by the Compensation Committee only as a gauge for evaluating performance at the end of the year. Accordingly, actual performance against any particular objective for 2009 did not result in any pre-determined payouts. Rather, the CEO provided the Compensation Committee with a performance assessment for each of the named executive officers, excluding himself, and made recommendations for 2009 annual incentive award payments for those individuals, taking into account the strategic financial and non-financial objectives outlined above. Likewise, the Compensation Committee evaluated the performance of the CEO, with input from the Board, and determined the 2009 annual incentive award for him. The Compensation Committee retained final authority to approve all named executive officer annual incentive awards, including the CEO, and amounts paid for 2009 are reported under the “Non-Equity Incentive Plan” column of the Summary Compensation Table.

With respect to individual named executive officer annual incentive awards, below is a summary of key factors taken into consideration when determining the payments:

•

For Mr. Fraizer, his annual incentive award was based primarily on the Compensation Committee’s evaluation of his leadership of the company’s aggregate performance in 2009. Mr. Fraizer led the company in meeting, or exceeding, the majority of his key strategic objectives for the company:

-	Retired the company’s 2009 debt maturities and met all liquidity needs without additional use of credit facilities;

-	Met all required capital ratios in the company’s product lines;

-	Generated approximately $1.7 billion of additional capital, exceeding a targeted range of $0.5 billion to $1.3 billion;

-	Achieved the goal of annualized cost savings of $100 million by the end of the second quarter of 2009;

-	Repositioned the risk management and investment organizations;

-	Successfully maintained key customer relationships while repositioning the Retirement and Protection distribution model to focus on key leadership lines; and

-

The company’s 2009 annual net operating income[1] was $198 million. While this fell below an original goal of $500 million for 2009 due in large part to higher than expected losses in our U.S. mortgage insurance operations, and performance below planned amounts in our lifestyle protection insurance business, Mr. Fraizer led the company to take decisive measures in 2009 to mitigate the losses in these areas, and repositioned these business units for improved future financial performance.

In total, Mr. Fraizer’s accomplishments relative to the above strategic financial and non-financial objectives, especially the strengthening of the company’s balance sheet and liquidity, outweighed a net operating income shortfall for 2009, resulting in his annual incentive award of approximately 75% of his targeted amount for 2009.

•

For Mr. Kelleher, his annual incentive award reflects his individual contributions and leadership of the company’s execution of strategic financial objectives as noted above for Mr. Fraizer. In addition, Mr. Kelleher showed strong leadership of the finance and investor relations organizations during a time of unprecedented economic uncertainties. Specifically, Mr. Kelleher provided significant contributions and leadership in meeting, or exceeding, the required capital ratios in our operating segments, generating capital in excess of our targets, retiring debt maturing in 2009, meeting liquidity needs and achieving the strategic cost savings objectives noted above. Additionally, Mr. Kelleher executed on enhancing linkages between, and capabilities of the finance and actuarial organizations in 2009, drove efficiencies within the finance function at the headquarters and operating segment levels, contributed leadership to improving product line profitability in our operating segments, and effectively managed

[1]	“Net operating income” equals income from continuing operations excluding net income attributable to noncontrolling interests, after-tax investment gains (losses) and infrequent or unusual non-operating items.

company financial strength profiles and ratings in a volatile economic environment. On balance, the Compensation Committee awarded Mr. Kelleher with an annual incentive of approximately 111% of his target for 2009.

•

For Mr. Mann, his annual incentive award reflects overall mixed results in our International segment. Before reductions for non-controlling interests ($59 million), and adjusting for differences in foreign exchange rates as compared to plan ($54 million), our International segment delivered $390 million of net operating income versus a goal of $450 million. This shortfall was due in large part to lower than expected earnings in our lifestyle protection insurance business. However, Mr. Mann separately provided strong leadership and contributions to the initial public offering of a minority stake in our Canadian mortgage insurance business (the “Genworth Canada IPO”), which was a significant contributor to the overall company exceeding its capital generation goals noted above. As a result of the Genworth Canada IPO, the International segment also substantially exceeded its goal of generating $194 million in dividends to the parent company in 2009. Each unit in the International segment met its capital ratio requirements in 2009, and the organization successfully executed on strategic risk reduction activities in its European mortgage insurance business. Based on consideration of these factors, the Compensation Committee awarded Mr. Mann with an annual incentive of approximately 62% of his target for 2009.

•

For Ms. Schutz, her annual incentive award reflects her leadership of our Retirement and Protection segment. For 2009, our Retirement and Protection segment delivered $424 million of net operating income. Institutional and corporate-owned life insurance products, which were deemed nonstrategic in December 2009, were moved from our Retirement and Protection segment to Corporate and Other activities and had net operating income of $28 million. The aggregate net operating income was $452 million versus an original goal of $495 million. This shortfall was due largely to the impact of lower net investment income in 2009, including a strategic decision to hold higher cash balances than originally planned in light of the significant market volatility in early 2009. Separately, Ms. Schutz led the segment to meet its capital ratio requirements, stabilized customer relationships and executed on the Retirement and Protection segment’s planned new product launches in 2009. Additionally, she executed on a significant organizational realignment around a functional operating structure. Based on consideration of these factors, the Compensation Committee awarded Ms. Schutz with an annual incentive of approximately 68% of her target for 2009.

•

For Mr. Roday, his annual incentive award reflects his leadership of the legal, compliance and government relations functions in the company. Mr. Roday provided strong leadership and support for the company’s capital generation activities, including particularly the Genworth Canada IPO and the equity and debt offerings completed by the company in the third and fourth quarters of 2009. Additionally, the company’s compliance efforts remained strong, and Mr. Roday provided strong leadership of the company’s government relations activities, including efforts surrounding the company’s mortgage insurance operations and healthcare reform initiatives. On balance, Mr. Roday met his objectives in 2009, resulting in approval of an annual incentive of approximately 75% of his target for 2009.

In the fall of 2008, the Compensation Committee separately approved special transition incentives (“Transition Incentives”) to certain key managers, including Mr. Kelleher and Mr. Roday. Continuity of leadership in those roles was deemed to be in the best interests of the company’s stockholders during a critical transition period for the company and a period of unprecedented economic and financial market turmoil. The Transition Incentives were paid in November 2009, based on continued satisfactory performance and leadership through the Transition Incentive period, and as such are included under the “Bonus” column in the Summary Compensation Table. The amount of the Transition Incentives paid to Mr. Kelleher and Mr. Roday were $500,000 and $570,000, respectively.

Mid-Term Incentive

In March 2007, the Compensation Committee approved the 2007-2009 mid-term incentive, which was denominated in performance stock units (“PSUs”). Target awards for the 2007-2009 mid-term incentives were approximately 4.5-times the value of base salary for our CEO, 2.5-times the value of base salaries for our Executive Vice Presidents and Chief Financial Officer and 1-times the value of base salary for our other named executive officer. This was the only mid-term incentive in operation for the named executive officers during this three-year period.

The PSUs were scheduled to vest and convert to shares of common stock of the company at the end of the three-year performance period, based on the company’s achievement of the following performance targets: (i) average annual diluted net operating earnings per share2 growth of 15%, and (ii) average annual operating return on equity3 growth of 50 basis-points. Each metric was equally weighted and had a threshold performance goal, at which 50% of the target number of PSUs would have been earned, and a maximum performance goal, at which participants could have earned up to 200% of his or her target number of PSUs (or, in the case of the CEO, up to 150% of his target number of PSUs for maximum levels of performance). For the 2007-2009 mid-term incentive performance period, company performance was below the threshold level of performance required for any payout under both metrics, and thus all PSUs related to this grant have been forfeited and cancelled.

In March 2010, the company transitioned its mid-term incentive program to utilize rolling three-year performance cycles. A two-year incentive (2010-2011) and a regular three-year (2010-2012) incentive were established in order to facilitate the transition of the program from one payment every three years to annual payments. Each new mid-term incentive opportunity will payout following the end of the corresponding performance period in either cash or shares of Genworth common stock, to be determined at such time by the Compensation Committee. Payouts will be based on company performance relative to threshold, target and maximum performance goals established for each performance period. Each participant has a target award amount fixed at the beginning of each performance period designed to approximate an annualized payout value under the previous design. Performance below the threshold goals established for all metrics will result in no payouts, and each participant may earn up to 200% of his or her target amount (or 150% in the case of the CEO) for performance that meets or exceeds all of the maximum goals established.

In an additional departure from past practice, goals for the 2010-2011 and 2010-2012 mid-term incentives measure a combination of total company performance and operating segment performance. For named executive officer participants in our headquarters organization (Messrs. Fraizer, Kelleher and Roday), payouts will be determined based on the following metrics: (1) 50% will be based on performance relative company net operating income, company book value per share (excluding accumulated other comprehensive income), and company operating return on equity; and (2) 50% based on an average of performance for each of the company’s operating segments against segment-specific goals relating to net operating income, book value, operating return on equity and cumulative dividends generated to the parent holding company for the specified performance period. For Ms. Schutz, who leads our Retirement and Protection segment, payouts related to her mid-term incentives will be based 25% on the company-specific metrics noted above, and 75% on segment-specific metrics noted above for the segment she leads.

Equity Grants (Long-Term Incentive)

Our annual equity grants to executive officers have historically consisted of a combination of SARs and RSUs. Use of these two equity awards creates a balance among:

(a)	stock price leverage through SARs, because SARs do not have value unless our stock price increases from the date of grant; and

(b)	retention value through full-value RSUs, because RSUs retain value even if the stock price declines, but vest over a period of time during which the grantee must remain in the service of the company.

[2]	“Diluted net operating earnings per share” equals net operating income divided by the daily weighted-average of diluted shares outstanding over the measurement period.
[3]	“Operating return on equity” equals net operating income divided by average ending stockholders’ equity, excluding accumulated other comprehensive income (loss) in average ending stockholders’ equity, for the most recent five quarters.

Since 2006, our annual equity grant has been 100% SARs for the CEO and a combination of SARs and RSUs for our other named executive officers. However, the 2009 annual equity grant consisted of 100% SARs for all of the named executive officers due to the significant decline in the company’s stock price at the time of grant. In light of the depressed stock price, the Compensation Committee believed that SARs would provide a more effective and efficient way (relative to full-value RSUs) to align named executive officers compensation with stockholders and to support the company’s efforts to re-establish meaningful stock-based incentives. Individual named executive officer grants reflected share amounts consistent with grant levels in 2008, adjusted upward based on the absence of full-value RSUs, as well as the Compensation Committee’s discretionary evaluation of each named executive officer’s performance, competitive pay levels, retention needs and ability to influence stock price appreciation.

The 2009 annual grant of SARs vests and becomes exercisable over a three-year period, compared to prior awards that vested over a five-year period. The company’s prior five-year vesting schedule was determined to be out of line with competitive market practice following an evaluation with the Compensation Committee’s compensation consultant. Accordingly, the shift to a three-year vesting period better supported both attraction and retention of executives at that time. SARs are generally forfeited upon termination of employment with the company prior to vesting, except for limited instances described in the Potential Payments Upon Termination or Change of Control section below.

Additionally, in August 2009, the Compensation Committee determined that it was appropriate to make a special grant of Performance-Accelerated SARs to certain key executives, including, but not limited to, the named executive officers. The Performance-Accelerated SARs established a strong incentive for participating key leaders to execute on strategic actions that would lead to enhanced stockholder value and eventual stock price appreciation, and also supported near- and long-term retention of key talent in a volatile economic environment. The award of Performance-Accelerated SARs, effective on August 19, 2009, will vest on the fourth anniversary of the grant date. However, if the closing price of Genworth’s common stock exceeds specific price hurdles for 20 consecutive trading days before the fourth anniversary of the grant date, vesting of the Performance-Accelerated SARs accelerates in one-third increments at $12, $16 and $20, respectively. The price points for acceleration of vesting were set at approximately 50%, 100% and 150% stock price growth beyond an estimated trading level for Genworth common stock at the time the grant was made.

At such time, the company also completed a one-time, stockholder-approved equity exchange program in which eligible employees, excluding each of the named executive officers, were given an opportunity to exchange eligible stock options or SARs on a three-for-one basis for new stock options or SARs, with a new strike price (or base price) and a new vesting schedule. The grant of Performance-Accelerated SARs was approved to be effective on the same date as the closing of the company’s stockholder-approved equity exchange program as a matter of administrative convenience, and to ensure that the recipients of the special Performance-Accelerated SAR grant would not receive a lower, and thus unintentionally more advantageous strike price (or base price) for the Performance-Accelerated SARs than the non-named executive officer participants would receive for new stock options and SARs granted under equity exchange program.

Individual award amounts were determined by the Compensation Committee, after consultation with its compensation consultant, and were based on the Compensation Committee’s subjective evaluation of outstanding equity-based incentives for each of the named executive officers, historical grant levels, performance and the Compensation Committee’s perceived need to provide each named executive officer with additional stock-based incentive opportunities for retention and incentive purposes. The Performance-Accelerated SAR awards made to the named executive officers are as follows: 650,000 to Mr. Fraizer; 250,000 to Mr. Kelleher; 80,000 to Mr. Mann; 100,000 to Ms. Schutz and 50,000 to Mr. Roday.

Our Decision-Making Process

Role of the Compensation Committee

The Compensation Committee seeks a collaborative relationship with management, and currently uses an independent third-party compensation consultant, to provide for a more informed decision-making process and objective perspective in this important governance matter. The Compensation Committee regularly meets in executive session and retains the final authority to approve all compensation policies, programs and amounts paid to our executive officers.

Role of Management and Compensation Consultants

Our CEO and Senior Vice President—Human Resources regularly attend meetings of the Compensation Committee to provide analysis, details and recommendations regarding the company’s executive compensation programs and plan design. This includes analysis of incentive program alignment with business strategy, as well as context for understanding financial results and competitiveness when the Compensation Committee evaluates business performance. The CEO is also expected to provide the Compensation Committee with performance assessments and compensation recommendations in his role as a manager for individual executive officers (other than himself).

The Compensation Committee retained Steven Hall & Partners, LLC, an independent compensation consultant, to assist in reviewing and analyzing compensation data for Genworth’s executive officers. The Compensation Committee occasionally requests special studies, assessment of market trends and education regarding changing laws and regulations from its compensation consultant to assist the Compensation Committee in its decision-making processes. The compensation consultant does not determine the amount or form of compensation for our executive officers.

The company may utilize other compensation consultants from time to time to assist in evaluating and preparing recommendations to the Compensation Committee related to the company’s executive compensation programs. In 2009, management engaged Towers Perrin to conduct a benchmark study of the company’s qualified and non-qualified retirement benefits, and the lead consultant with Towers Perrin participated in discussions with management and the Compensation Committee regarding his findings and the company’s recommended changes to those programs.

Evaluating Market Competitiveness

We generally evaluate market competitiveness of our programs as an input into the process of designing plans and setting target compensation levels for executive officers. We review each component of compensation for our executive officers separately and in the aggregate, and consider the internal relationships among the executive officers to help determine appropriate pay levels. With respect to individual executive officers, we compare the total target annual compensation opportunities for our executive officers to target opportunities for similar positions at comparable companies. These benchmarks are a gauge for evaluating market competitiveness, but do not weigh any greater than other key factors when making compensation decisions. For example, individual executive officers may have higher or lower target compensation levels compared to market medians based on level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs and internal equity considerations.

The Compensation Committee typically utilizes a combination of publicly available information related to a specific list of peer companies (the “Peer Group”), as well as information available through market compensation surveys to provide a broad perspective of market practice. While no individual company matches our lines of business precisely, the Peer Group was intended to represent, in the aggregate, companies with whom we compete for talent and/or that operate in similar business sectors as we do. The companies included in market surveys purchased by the company are not individually identifiable for a particular executive position (and therefore we are not benchmarking against any particular company), and also may change from year-to-year based on voluntary participation in the market surveys we use, mergers and divestitures, or changes in corporate structure.

Due to the volume of changes affecting market practice within the current economic environment, including shifts in corporate structures, regulatory constraints placed on certain companies, and the impact of unusual stock volatility on long-term incentive values, the Compensation Committee did not place much weight on historical competitive compensation data available through benchmarking of the Peer Group and through market surveys. However, the Peer Group in place during 2009 was comprised of the following companies:

Aetna, Inc.	Lincoln National Corp.	Prudential Financial, Inc.
Aflac, Inc.	Hartford Financial Services Group, Inc.	Regions Financial Corp.
Ameriprise Financial, Inc.	Manulife Financial Corp.	Sun Life Financial Inc.
AON Corp.	Marsh & McLennan Companies, Inc.	Unum Group
Assurant, Inc.	Principal Financial Group, Inc.	XL Capital, Ltd.
Cigna Corp.

Tax and Accounting Considerations

We consider accounting and tax implications when designing our executive compensation and incentive programs. For example, it is our intent to maximize the deductibility of executive compensation while retaining discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. In particular, annual cash incentives for our named executive officers are granted pursuant to the 2004 Genworth Financial, Inc. Omnibus Incentive Plan, and annually we establish objective performance goals solely for the purpose of ensuring that such awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), and therefore will be fully deductible by the company. These performance goals are used to establish maximum possible annual incentives payable to each of the named executive officers, which we refer to as the “Section 162(m) maximum awards.” Separately, as described in more detail under the Annual Incentive section above, the Compensation Committee employs negative discretion to reduce the Section 162(m) maximum awards, as it deems appropriate, based on the Compensation Committee’s more subjective evaluation of corporate, operational and individual performance. We believe this approach more effectively motivates executives while preserving the Compensation Committee’s flexibility to exercise their judgment and to reward actions viewed as being in the best long-term interests of stockholders, while not overly weighting the goal-setting process in such an unpredictable economic environment.

Other than base salary, we have structured the main elements of our annual compensation program for named executive officers, including annual incentives, the mid-term incentive and long-term equity grants, to each qualify as performance-based compensation that is fully deductible by the company. However, the limited discretionary bonuses paid to Mr. Kelleher and Mr. Roday for 2008, as well as the Transition Incentives paid for 2009 (each reported under the “Bonus” column of the summary compensation table), did not qualify as performance-based compensation under Section 162(m) of the Code, and therefore may not be fully deductible.

In order to preserve the company’s ability to continue to grant fully tax-deductible performance-based awards, the material terms of the performance goals must be approved by our stockholders no less often than every five years. We are asking for such stockholder re-approval in this proxy statement under the Re-Approval of the Material Terms of Performance Goals for Qualified Performance-Based Awards under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan section below.

Our Other Compensation and Benefits Programs

Retirement Benefits

Retirement benefits also fulfill an important role within our overall executive compensation programs because they provide a competitive financial security component that supports attraction and retention of talent. We maintain the Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”), a tax-qualified, defined contribution plan in which a substantial majority of our U.S. employees, including our named executive officers, are eligible to participate. In addition, we offer the following non-qualified retirement and deferred compensation plans that are available to our named executive officers:

•	Genworth Financial, Inc. Supplemental Executive Retirement Plan (the “SERP”);

•	Genworth Financial, Inc. Retirement and Savings Restoration Plan (the “Restoration Plan”); and

•	Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

During 2009, the company undertook a review of its qualified and non-qualified retirement benefits, including the Retirement and Savings Plan, SERP and Restoration Plan noted above. The company determined to reduce the aggregate value of these retirement programs for current participants beginning in 2011, and to make further reductions in the aggregate value of the programs for newly hired employees beginning in 2010. Following these adjustments, we believe that our retirement benefits, including the mix and value of the elements, will continue to ensure that our total executive compensation program remains competitive to support attraction and retention of talent. Each of the above non-qualified retirement plans is described in more detail in the Pension Benefits and Non-Qualified Deferred Compensation sections below.

Other Benefits and Perquisites

We regularly review the benefits and perquisites provided to our executive officers to ensure that our programs align with our overall principles of providing competitive compensation and benefits that maximize the interests of our stockholders. We also provide executive officers with an individually-owned universal life insurance policy (the “Leadership Life Program”) available to all of our U.S.-based executives, an enhanced company-owned life insurance program (the “Executive Life Program”) and a limited number of perquisites intended to keep executive officers healthy and focused on company business with minimal distraction. The perquisites provided to executive officers are the opportunity to receive financial planning services and annual physical examinations. In addition, our executive officers are permitted, subject to certain annual limits, to use a fractionally-owned company aircraft for incremental personal travel while otherwise traveling on company-related business, or for travel in the event of a family emergency. In 2009, the company suspended all use of its fractionally-owned company aircraft, and therefore no named executive officers had any personal use of company aircraft in 2009.

Mr. Roday participated in an executive annuity program obligation, assumed by the company as part of an acquisition, pursuant to which the company was obligated to make payments to him in the amount of $50,000 on an annual basis through 2015 (the “GNA Annuity Program”). Mr. Roday was fully vested and the company was obligated to continue the payments under the program regardless of continued employment. In 2009, in order to transform that non-forfeitable obligation into a program providing incentive for current and longer-term retention, the company and Mr. Roday agreed that following payment of the company’s annuity contribution for 2009, his participation in the GNA Annuity Program would be terminated, and he would receive no further payments under that program. In replacement of the GNA Annuity Program, the company has agreed to establish a new annuity contribution program pursuant to which the company shall make contributions in an average amount equal to $100,000 beginning in 2009, and continuing through 2015, subject to his continued employment with the company with respect to the contributions to be made in years 2012 through 2015.

Termination and Change of Control Benefits

We typically do not have individual employment agreements with our named executive officers that provide for specific severance benefits upon a termination of employment. Generally, an executive will only receive compensation and benefits for which he or she has already vested prior to termination of employment, and will forfeit any unearned annual incentive, mid-term incentive or outstanding equity awards at that time. We do include provisions in some of our programs that provide for benefits in the event of an involuntary termination, such as death, total disability or sale of a business unit to a successor employer. Any amounts payable to named executive officers in those limited circumstances are described in more detail in the Potential Payments Upon Termination or Change of Control section below.

We also maintain the 2005 Genworth Financial, Inc. Change of Control Plan (the “Change of Control Plan”), which provides severance benefits to a select group of key executives, including our named executive officers, in the event that the executive’s employment is terminated without cause or by the executive for good reason within two years following a change of control of the company (“Qualified Termination”). Potential benefits under the Change of Control Plan are separated into two “tiers” of participation, with each of the named executive officers participating in the highest tier.

The Change of Control Plan is intended to keep participating key leaders “neutral” to the possibility of corporate transactions in the best interests of stockholders by removing the fear of job loss and other distractions that may result from potential, rumored or actual changes of control of the company. All benefits under the Change of Control Plan are “double-trigger” benefits, meaning that no compensation will be paid to participants solely upon the occurrence of a change of control so as to not create an unintended incentive. We believe that this structure is appropriate for employees whose jobs are in fact terminated in such a transaction, without providing a windfall to those who continue employment following the transaction.

The Compensation Committee annually reviews the provisions and participants of the Change of Control Plan to monitor competitiveness and appropriate levels of benefits to meet the plan objectives. In 2009, there were no changes made to the provisions or participants of the Change of Control Plan.

The potential payments upon a Qualified Termination for each of our named executive officers are described more fully in the Potential Payments Upon Termination or Change of Control section below.

Stock Ownership Guidelines

Effective March 20, 2007, the Compensation Committee updated the company’s stock ownership guidelines for the amount of common stock that must be held by the company’s executive officers. The ownership multiple is used to determine a target number of shares by multiplying the executive officer’s annual base salary by the applicable multiple shown below, and dividing the result by the average closing price of the company’s common stock during the 12 months immediately preceding the date upon which the executive officer became subject to these stock ownership guidelines. Each executive officer must attain ownership of the required stock ownership level before March 31, 2010 (or, if later, within three years of becoming an executive officer) and maintain ownership of at least such amount of the company’s common stock while they hold office or until the Compensation Committee re-establishes the ownership multiple, whichever comes first.

Position	Multiple	Time to Attain
CEO	7x Salary	3 years
Executive Vice Presidents	3x Salary	3 years
Senior Vice Presidents	2x Salary	3 years

In the event that an executive officer fails to reach a required level of stock ownership during the three-year period above, the company may require annual incentive payments to the executive officer to be paid in common stock until the applicable required level of stock ownership is obtained. In order to meet this stock ownership requirement, an executive officer may count all shares of common stock owned by the executive officer, including common stock held in the company’s 401(k) plan and any outstanding RSUs, but excluding any RSUs that vest upon retirement.

The following table shows the value of common stock held by each of the actively serving named executive officers as of March 19, 2010 relative to the stock ownership guideline:

Named Executive Officer	Number of Shares Held (#)	Stock Ownership Guideline (#)	Stock Held as a % of Guidelines	% of Time Elapsed to Attain Guideline
Michael D. Fraizer	836,152	230,398	363	99
Patrick B. Kelleher	37,477	23,046	160	99
Pamela S. Schutz	97,639	54,857	178	99
Leon E. Roday	79,136	32,183	246	99

Additionally, in order to minimize any possible appearance of an incentive for senior executives to seek to cause short-term increases in the price of Genworth shares in order to exercise stock options or SARs and sell the stock for unwarranted personal gains, the committee requires executive officers to hold for at least nine months the shares of Genworth stock that they receive by exercising stock options or SARs, or by vesting in PSUs (each net of any shares applied for a cashless exercise or to pay applicable taxes). This requirement applies to the CEO, the executive vice presidents and the senior vice presidents of the company.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee of the Board of Directors oversees the compensation program of Genworth Financial, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the above Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussion referred to above, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and its proxy statement on Schedule 14A to be filed in connection with the company’s 2010 annual meeting of stockholders, each of which has been or will be filed with the United States Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the committee:

James S. Riepe, Chair

Nancy J. Karch

Thomas B. Wheeler

EXECUTIVE COMPENSATION

The following table provides information relating to compensation earned by or paid to our named executive officers in all capacities for 2009, 2008 and 2007.

2009 Summary Compensation Table

					Stock Awards			Non-Equity Incentive Plan Compensation ($)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(9)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Restricted Stock Units ($)(5)	Performance Stock Units ($)(6)	Option Awards ($)(7)			All Other Compensation ($)(10)	Total ($)
Michael D. Fraizer Chairman of the Board, President and Chief Executive Officer	2009 2008 2007	1,121,403 1,121,403 1,121,403	— — —		— — —	— — 5,011,200	3,944,000 2,308,000 3,478,000	1,700,000 0 1,400,000	365,090 89,147 362,902	121,693 179,607 180,555	7,252,186 3,698,157 11,554,060
Patrick B. Kelleher Senior Vice President—Chief Financial Officer	2009 2008 2007	448,561 438,976 368,050	500,000 650,000 300,000	(2) (3)(4) (4)	— 205,200 505,982	— — 988,416	1,423,680 363,510 585,090	500,000 0 360,000	89,387 69,720 52,054	77,840 123,387 78,249	3,039,468 1,850,793 3,237,841
Thomas H. Mann (1) Former Executive Vice President—Genworth	2009 2008 2007	647,922 647,922 635,845	— — —		— 167,215 158,704	— — 1,607,040	554,240 507,760 586,560	800,000 0 650,000	301,723 70,199 336,594	125,524 164,099 178,859	2,429,409 1,557,195 4,153,602
Pamela S. Schutz Executive Vice President—Genworth	2009 2008 2007	647,922 643,129 597,123	— — —		— 182,400 166,853	— — 1,555,200	671,360 553,920 616,640	800,000 0 720,000	190,026 75,955 205,235	99,880 127,126 165,144	2,409,188 1,582,530 4,026,195
Leon E. Roday Senior Vice President, General Counsel and Secretary	2009 2008 2007	568,177 564,344 530,989	570,000 230,000 —	(2) (3)	— 148,200 135,814	— — 622,080	338,880 262,535 292,810	430,000 0 370,000	138,661 86,779 114,369	210,698 175,964 182,445	2,256,416 1,467,822 2,248,507

(1)	Mr. Mann served as our Executive Vice President in charge of our International segment until December 31, 2009. Effective January 1, 2010, Mr. Mann is currently employed as a non-executive senior advisor to the company.
(2)	Reflects a Transition Incentive bonus as described in the Compensation Discussion and Analysis above.
(3)	Reflects a discretionary incentive payment to Mr. Kelleher of $450,000 and Mr. Roday of $230,000 for 2008.
(4)	Upon hire in 2007, Mr. Kelleher was awarded a hiring bonus in the amount of $300,000 payable in 2007 and $200,000 payable in 2008.
(5)	Reflects the aggregate grant date fair value of RSUs, computed in accordance with FASB ASC Topic 718.
(6)	Reflects the aggregate grant date fair value of PSUs granted to the named executive officers in 2007, computed in accordance with FASB ASC Topic 718 and based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. The value of the awards at the grant date assuming that the highest level of performance conditions will be achieved is $7,516,800 for Mr. Fraizer; $1,976,832 for Mr. Kelleher; $3,214,080 for Mr. Mann; $3,110,400 for Ms. Schutz and $1,244,160 for Mr. Roday. The performance-based vesting conditions were not met, and the PSUs were cancelled without payment to the named executive officers.

(7)	Reflects the aggregate grant date fair value of SARs, granted in 2007, 2008 and February 2009 based on the Black-Scholes option-pricing model for use in valuing executive stock options in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of the SARs are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for 2009 filed with the SEC. For purposes of determining the fair value of Performance-Accelerated SARs that were granted in August 2009, we used the Monte-Carlo Simulation. The Performance-Accelerated SARs grant-date fair value was $5.28 which will be amortized over a 1.4 year derived service period. The Performance-Accelerated SARs vest on the fourth anniversary of the grant date, subject to earlier vesting in one-third increments based on the closing trading price of our common stock exceeding certain specified amounts ($12, $16 and $20, respectively) for 20 consecutive trading days.

The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes option-pricing model or the Monte-Carlo Simulation. In accordance with revised SEC disclosure rules, previously reported values have been restated to reflect the grant date fair value of the awards.

(8)	Reflects the value of cash incentives paid pursuant to our annual incentive program as described in the Compensation Discussion and Analysis above.
(9)	Reflects the change during 2009 in actuarial present values of each of the named executive officer’s accumulated benefits under the SERP. A description of the SERP precedes the 2009 Pension Benefits Table below.
(10)	See the 2009 All Other Compensation—Details table below.

2009 All Other Compensation—Details

	Company Contributions to the Retirement Plans ($)(1)	Life Insurance Premiums ($)(2)	Executive Physical ($)	Financial Counseling ($)	Executive Annuity Program ($)(3)	Total ($)
Mr. Fraizer	64,425	37,923	3,000	16,345	—	121,693
Mr. Kelleher	55,542	5,953	—	16,345	—	77,840
Mr. Mann	48,573	60,606	—	16,345	—	125,524
Ms. Schutz	45,757	37,778	—	16,345	—	99,880
Mr. Roday	54,590	36,763	3,000	16,345	100,000	210,698

(1)	Reflects contributions made on behalf of the named executive officers for each of the following programs: (i) company matching contributions made in 2009 to the 401(k) feature of the Retirement and Savings Plan; and (ii) company contributions made in 2010, which are based on 2009 earnings, to the defined contribution pension feature of the Retirement and Savings Plan and to the Restoration Plan, which are described further in the Non-Qualified Deferred Compensation section below.
(2)	Represents premium payments made in 2009 for the following programs: (i) Leadership Life Program—an individually owned universal life insurance policy provided to all of our executives; and (ii) Executive Life Program—a $1 million company-owned life insurance policy for which the participating named executive officers may identify a beneficiary for payment by us in the event of his or her death.
(3)	Reflects a $50,000 payment made to Mr. Roday pursuant to an executive annuity program, the obligation for which we assumed upon acquisition of a predecessor company. Also reflects a $50,000 payment pursuant to a new annuity contribution program entered into with Mr. Roday in 2009. For a further discussion of this program, see the discussion in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards

The Grants of Plan-Based Awards Table provides information on the following plan-based awards that were made in 2009:

•

Annual Incentive. Annual incentive bonus opportunities awarded to our named executive officers are earned based on a subjective evaluation of company performance against one-year operating objectives and individual performance objectives. Additional information regarding the design of the annual incentive program and 2009 awards are included in the Compensation Discussion and Analysis above. Annual incentives are identified as “AI” in the “Award Type” column of the following table.

•

Stock Appreciation Rights. Each SAR represents the right to receive an amount payable in shares of our common stock, equal to the excess, if any, of the fair market value of one share of common stock on the date of exercise over the base price of the SAR. The SARs were granted with a base price equal to the fair market value of our common stock on the date of grant. Additional information regarding SARs and our long-term equity grant is included in the Compensation Discussion and Analysis above.

2009 Grants of Plan-Based Awards Table

Name	Award Type		Board Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold	Target	Max
Mr. Fraizer	AI				—	2,250,000	2,812,500
	SAR	(1)	2/12/2009	2/12/2009				400,000	2.46	512,000	(3)
	SAR	(2)	8/18/2009	8/19/2009				650,000	7.80	3,432,000	(4)
Mr. Kelleher	AI				—	450,000	562,500
	SAR	(1)	2/12/2009	2/12/2009				81,000	2.46	103,680	(3)
	SAR	(2)	8/18/2009	8/19/2009				250,000	7.80	1,320,000	(4)
Mr. Mann	AI				—	1,300,000	1,625,000
	SAR	(1)	2/12/2009	2/12/2009				103,000	2.46	131,840	(3)
	SAR	(2)	8/18/2009	8/19/2009				80,000	7.80	422,400	(4)
Ms. Schutz	AI				—	1,170,000	1,462,500
	SAR	(1)	2/12/2009	2/12/2009				112,000	2.46	143,360	(3)
	SAR	(2)	8/18/2009	8/19/2009				100,000	7.80	528,000	(4)
Mr. Roday	AI				—	570,000	712,500
	SAR	(1)	2/12/2009	2/12/2009				58,500	2.46	74,880	(3)
	SAR	(2)	8/18/2009	8/19/2009				50,000	7.80	264,000	(4)

(1)	The SARs vest one-third per year beginning on the first anniversary of the grant date.
(2)	The Performance-Accelerated SARs vest on the fourth anniversary of the grant date; provided, however, that the Performance-Accelerated SARs will vest earlier in one-third increments if the price of our common stock exceeds certain specified price hurdles for 20 consecutive trading days before the fourth anniversary of the grant date ($12, $16 and $20, respectively).
(3)	Reflects the aggregate grant date fair value of SARs, based on the Black-Scholes option-pricing model for use in valuing executive stock options in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for 2009 filed with the SEC. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes option-pricing model.
(4)

For purposes of determining the fair value of Performance-Accelerated SARs that were granted in August 2009, we used the Monte-Carlo Simulation. Monte-Carlo Simulation is a technique used to simulate future stock price movements in order to determine the fair value due to unique vesting and exercising provisions. The Performance-Accelerated SARs grant-date fair value was $5.28 which will be amortized over a 1.4 year derived service period.

Outstanding Equity Awards at 2009 Fiscal Year-End Table

The table below provides information with respect to stock options, SARs, RSUs and PSUs outstanding on December 31, 2009.

In May 2004, our company completed an IPO. In order to provide a clearer presentation of compensation related to events prior to and following that time, we have separated stock and option awards in the Outstanding Equity Awards at 2009 Fiscal Year-End Table into the following three categories:

(i)	“Conversion Awards”—Awards granted by our former parent prior to our IPO and converted into Genworth awards upon our IPO. Each award maintained the original vesting schedule and expiration dates at the time of conversion.

(ii)	“Founders Grant”—Special awards of either stock options or SARs granted to the “founding members” of our company in connection with our IPO in 2004. The awards vest 25% per year beginning on the second anniversary of the grant date (May 25, 2004).

(iii)	“Company Awards”—Awards granted in years following our IPO. For the named executive officers, these consist of awards made in 2005 through 2009, described as long-term equity grants in the Compensation Discussion and Analysis above.

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(15)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(16)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(16)
Mr. Fraizer	Conversion Awards	195,649	—		36.6169	09/22/2010	277,804	(8)	3,153,075	—	—
		93,911	—		17.2822	09/13/2012	—		—	—	—
		122,084	—		20.1445	09/12/2013	—		—	—	—
	Founders Grant	1,425,000	—		19.5000	05/25/2014	—		—	—	—
	Company Awards	219,360	54,840	(1)	32.1000	07/20/2015	30,467	(9)	345,800	72,500	822,875
		204,000	136,000	(2)	34.1300	08/09/2016	—		—	—	—
		148,000	222,000	(3)	30.5200	07/31/2017	—		—	—	—
		80,000	320,000	(4)	22.8000	02/13/2018	—		—	—	—
		—	400,000	(5)	2.4600	02/12/2019	—		—	—	—
		—	650,000	(6)	7.8000	08/19/2019	—		—	—	—
Mr. Kelleher	Company Awards	8,000	12,000	(7)	34.2700	01/29/2017	10,000	(10)	113,500	14,300	162,305
		14,980	22,470	(3)	30.5200	07/31/2017	5,350	(11)	60,723	—	—
		12,600	50,400	(4)	22.8000	02/13/2018	9,000	(12)	102,150	—	—
		—	81,000	(5)	2.4600	02/12/2019	—		—	—	—
		—	250,000	(6)	7.8000	08/19/2019	—		—	—	—

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(15)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(16)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(16)
Mr. Mann	Conversion Awards	50,869	—		36.6169	09/22/2010	101,726	(8)	1,154,590	—	—
		58,695	—		27.9518	07/26/2011	—		—	—	—
		58,695	—		22.6681	09/26/2011	—		—	—	—
		28,173	—		17.2822	09/13/2012	—		—	—	—
		84,521	—		20.1445	09/12/2013	—		—	—	—
	Founders Grant	595,000	—		19.5000	05/25/2014	—		—	—	—
	Company Awards	36,480	9,120	(1)	32.1000	07/20/2015	5,067	(9)	57,510	23,250	263,888
		30,030	20,020	(2)	34.1300	08/09/2016	5,200	(11)	59,020	—	—
		24,960	37,440	(3)	30.5200	07/31/2017	7,334	(12)	83,241	—	—
		17,600	70,400	(4)	22.8000	02/13/2018	3,575	(13)	40,576	—	—
		—	103,000	(5)	2.4600	02/12/2019	—		—	—	—
		—	80,000	(6)	7.8000	08/19/2019	—		—	—	—
Ms. Schutz	Conversion Awards	16,435	—		36.6169	09/22/2010	43,040	(8)	488,504	—	—
		21,913	—		27.9518	07/26/2011	—		—	—	—
		21,913	—		22.6681	09/26/2011	—		—	—	—
		47,582	—		17.2822	09/13/2012	—		—	—	—
		35,687	—		20.1445	09/12/2013	—		—	—	—
	Founders Grant	275,000	—		19.5000	05/25/2014	—		—	—	—
	Company Awards	31,680	7,920	(1)	32.1000	07/20/2015	4,400	(9)	49,940	22,500	255,375
		25,410	16,940	(2)	34.1300	08/09/2016	5,467	(11)	62,050	—	—
		26,240	39,360	(3)	30.5200	07/31/2017	8,000	(12)	90,800	—	—
		19,200	76,800	(4)	22.8000	02/13/2018	3,025	(13)	34,334	—	—
		—	112,000	(5)	2.4600	02/12/2019	—		—	—	—
		—	100,000	(6)	7.8000	08/19/2019	—		—	—	—
Mr. Roday	Conversion Awards	4,696	—		27.0467	03/14/2010	11,738	(8)	133,226	—	—
		5,479	—		36.6169	09/22/2010	7,826	(14)	88,825	—	—
		11,739	—		27.9518	07/26/2011	—		—	—	—
		11,739	—		22.6681	09/26/2011	—		—	—	—
		25,044	—		17.2822	09/13/2012	—		—	—	—
		21,600	—		20.1445	09/12/2013	—		—	—	—
	Founders Grant	160,000	—		19.5000	05/25/2014	—		—	—	—
	Company Awards	21,840	5,460	(1)	32.1000	07/20/2015	3,034	(9)	34,436	9,000	102,150
		17,430	11,620	(2)	34.1300	08/09/2016	4,450	(11)	50,508	—	—
		12,460	18,690	(3)	30.5200	07/31/2017	6,500	(12)	73,775	—	—
		9,100	36,400	(4)	22.8000	02/13/2018	2,075	(13)	23,551	—	—
		—	58,500	(5)	2.4600	02/12/2019	—		—	—	—
		—	50,000	(6)	7.8000	08/19/2019	—		—	—	—

(1)	Remaining unvested SARs vest 100% on 07/20/2010.
(2)	Remaining unvested SARs vest 50% on 08/09/2010 and 08/09/2011.
(3)	Remaining unvested SARs vest one-third on 07/31/2010, 07/31/2011 and 07/31/2012.
(4)	Remaining unvested SARs vest 25% on 02/13/2010, 02/13/2011, 02/13/2012 and 02/13/2013.
(5)	SARs vest one-third on 02/12/2010, 02/12/2011 and 02/12/2012.
(6)	SARs vest on 08/19/2013, subject to earlier vesting in one-third increments based on the closing price of the company’s common stock exceeding certain specified amounts ($12, $16 and $20, respectively) for 20 consecutive trading days.
(7)	Remaining SARs vest one-third on 01/29/2010, 01/29/2011 and 01/29/2012.

(8)	RSUs vest 100% upon retirement at age 60 with at least five years of service.
(9)	RSUs vest 100% on 07/20/2010.
(10)	RSUs vest 50% on 01/29/2010 and 01/29/2012.
(11)	RSUs vest 50% on 07/31/2010 and 07/31/2012.
(12)	RSUs vest 50% on 02/13/2011 and 02/13/2013.
(13)	RSUs vest 100% on 08/09/2011.
(14)	RSUs vest 50% on 09/13/2012 and 02/21/2019.
(15)	Market value is calculated based on the closing price of our common stock on December 31, 2009 of $11.35 per share.
(16)	PSUs are earned and become vested based on our level of achievement of certain pre-established performance goals over a three-year performance period ending on December 31, 2009. Amounts reported here reflect threshold levels of achievement of the performance goals, in accordance with SEC disclosure rules. However, based on our actual performance during the three-year performance period, none of the PSUs will be earned and become vested. For more information regarding the PSUs, see the Compensation Discussion and Analysis above.

2009 Options Exercised and Stock Vested Table

The table below provides information regarding stock awards (RSUs) that vested during 2009. None of the named executive officers exercised any stock options or SARs during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Underlying Options/SARs Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Fraizer	—	—	—	—
Mr. Kelleher	—	—	—	—
Mr. Mann	—	—	3,575	30,602
Ms. Schutz	—	—	3,025	25,894
Mr. Roday	—	—	2,075	17,762

(1)	Reflects the fair market value of the underlying shares as of the vesting date.

Pension Benefits

The SERP is a non-qualified, defined benefit plan maintained to provide executives, including our named executive officers, with additional retirement benefits. The annual SERP benefit is a life annuity equal to a fixed percentage multiplied by the participant’s years of benefit service, and the participant’s average annual compensation (based on the highest consecutive 36-month period within the last 120-month period prior to separation from service) with the result not to exceed 50% (40% beginning in 2011). Benefit service is defined as service since the plan’s inception date or date of hire, whichever is later. The SERP benefit is then reduced by the value of the participant’s account balance under the defined contribution pension feature of our broad-based qualified Retirement and Savings Plan as converted to an annual annuity. Compensation for SERP purposes includes only salary and annual cash incentive (each whether or not deferred).

The annual SERP benefit is calculated as described in the following table. However, in 2009, the company approved an amendment to the plan, generally closing it to new participants and adjusting downward the multiplier to be used for future benefit accruals beginning in 2011. Therefore, the percentage multiplier changes from 1.45% to 1.10% for all service performed after December 31, 2010:

SERP Benefit	=	(	Average annual compensation	X	Years of benefit service	X	1.45%	)	—	Annuitized value of defined contribution pension

The SERP has no provisions for early retirement acceleration or payout. There are also no provisions for the granting of extra years of service. Each participant becomes 100% vested in his or her SERP benefit upon the participant’s attainment of age 60 with five years of vesting service or upon termination of employment under certain circumstances, as described below under Potential Payments Upon Termination or Change in Control. If a participant resigns before vesting, then his or her SERP benefit will be forfeited.

Material assumptions used to calculate the present value of the accumulated benefit are as follows:

•	The accumulated benefit represents the current accrued benefit first available at age 60 utilizing actual service and compensation as of December 31, 2009;

•	Interest rate of 6.00%;

•	Mortality prescribed in Section 417(e) of the Code for lump sum payments from qualified plans;

•	Form of payment equivalent to a five-year certain and life benefit; and

•	Payments are guaranteed for the life of the participant.

The table below reflects the present value of the accrued benefit as of December 31, 2009.

2009 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Fraizer	SERP	4.33	1,209,577	—
Mr. Kelleher	SERP	2.92	211,161	—
Mr. Mann	SERP	4.33	1,040,027	—
Ms. Schutz	SERP	4.33	658,783	—
Mr. Roday	SERP	4.33	493,495	—

Non-Qualified Deferred Compensation

The Non-Qualified Deferred Compensation Table reflects company contributions to the Restoration Plan earned by the named executive officers in 2009 and the contributions made by the named executive officers to the Deferred Compensation Plan in 2009, and the aggregate balances of these plans as of December 31, 2009.

Retirement and Savings Restoration Plan

Our contributions to non-qualified compensation plans reflected in the 2009 Non-Qualified Deferred Compensation Table consist of contribution credits under the Restoration Plan. The Restoration Plan provides executives, including our named executive officers, with benefits equal to any matching contributions that they are precluded from receiving under the Savings Plan Feature (401(k)) of our Retirement and Savings Plan as a result of restrictions under the Code. For each participant in the Restoration Plan who contributes at least five percent of his or her eligible pay to the Savings Plan Feature (401(k)) of our Retirement and Savings Plan, we will provide a contribution credit each year equal to four percent of the participant’s eligible pay (salary and annual incentive paid, minus any deferred salary and/or annual incentive) in excess of the annual compensation limit in Section 401(a)(17) of the Code ($245,000 in 2009, as adjusted from time to time). Contribution credits for any individual participant may not exceed $80,000 in any plan year. Beginning in 2011, current participants are not required to contribute five percent to the Savings Plan Feature of the Retirement and Savings Plan, and contribution credits are not limited to $80,000. The rate of return credited to each participant’s Restoration Plan account mirrors the rate of return based on one or more of the investment options offered under the Retirement and Savings Plan as we determine (since the Restoration Plan’s inception in September 2005, all participant accounts are tracked against the American Balanced Fund).

Each participant will become 100% vested in his or her Restoration Plan account upon attainment of age 60 or upon termination of employment under certain circumstances, as described below under Potential Payments Upon Termination or Change in Control. If a participant resigns before age 60, his or her Restoration Plan account will be forfeited. Benefit payments under the Restoration Plan will begin following a participant’s qualifying separation from service with us and in most cases after attainment of age 60.

Deferred Compensation Plan

Named executive officer contributions to the Deferred Compensation Plan are reflected below. The Deferred Compensation Plan provides participants with the ability to annually defer receipt of a portion of their base salary and/or annual incentive in order to save and accumulate additional retirement funds on a before-tax basis. Earnings (and losses) are credited to executive accounts based on participant choices between 10 generally available mutual fund investment options. A participant may defer between 10% and 75% of his or her salary and between 25% and 85% of his or her annual incentive and may elect to have such deferred amount, plus any earnings (or losses) thereon, paid upon the participant’s termination of employment (in a lump sum or over up to 10 annual installments), or elect to receive an in-service lump sum payment upon a specific date. Participants are always 100% vested in their Deferred Compensation Plan accounts. In accordance with transition rules relating to Section 409A of the Code, the Deferred Compensation Plan was amended in 2008 to provide a special one-time opportunity for participants to change their previously-elected time and form of payment with respect to their deferrals to any distribution schedule permitted under the Deferred Compensation Plan. None of the named executive officers elected to defer salary or bonus in 2009.

2009 Non-Qualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Mr. Fraizer	Restoration Plan	—	35,056	54,523	—	259,211
	Deferred Compensation Plan	—	—	—	—	—

	Total	—	35,056	54,523	—	259,211
Mr. Kelleher	Restoration Plan	—	26,142	7,426	—	28,805
	Deferred Compensation Plan	—	—	—	—	—

	Total	—	26,142	7,426	—	28,805
Mr. Mann	Restoration Plan	—	16,117	31,884	—	154,101
	Deferred Compensation Plan	—	—	(64,453)	300,713	—

	Total	—	16,117	(32,569)	300,713	154,101
Ms. Schutz	Restoration Plan	—	16,117	26,440	—	126,114
	Deferred Compensation Plan	—	—	(44,345)	212,068	—

	Total	—	16,117	(17,905)	212,068	126,114
Mr. Roday	Restoration Plan	—	22,127	13,062	—	63,393
	Deferred Compensation Plan	—	—	905	682,281	—

	Total	—	22,127	13,967	682,281	63,393

(1)	Reflects company contributions made in 2010, which are based on 2009 earnings. The contributions are reported as compensation for 2009 in the “All Other Compensation” column of the Summary Compensation Table.
(2)	Aggregate balances reported as of December 31, 2009 for the named executive officers include amounts that were reported as compensation to the named executive officers in the Summary Compensation Table for years prior to 2009. For the Restoration Plan, the amount of previously reported compensation includes $239,333 for Mr. Fraizer, $144,656 for Mr. Mann, $117,168 for Ms. Schutz, and $36,014 for Mr. Roday.

Potential Payments Upon Termination or Change of Control

The following tables and narrative disclosure summarize the compensation and benefits payable to each of the named executive officers in the event of a termination of such named executive officer’s employment under various circumstances. The amounts shown assume that such termination was effective as of December 31, 2009.

Termination of Employment in General

We do not typically have employment agreements or other individual arrangements with our named executive officers that provide for specific severance benefits upon a termination of employment. In general, upon termination of employment, an executive officer will receive compensation and benefits for which he or she has already vested. This includes accrued but unpaid salary, accrued and unused vacation pay, and payments and benefits accrued under our broad-based benefit programs, including any vested contributions we made under the 401(k) and defined contribution portion of our Retirement and Savings Plan.

In addition, upon termination of employment, an executive officer would receive a payout of salary and annual incentive amounts previously earned and deferred under the Deferred Compensation Plan. The aggregate amount of each named executive officer’s account balance under the Deferred Compensation Plan is set forth in the 2009 Non-Qualified Deferred Compensation Table above. Payment of such amounts will begin based on an election made by the executive prior to the deferral.

In the event of death, disability, retirement or certain terminations following a business disposition or a change of control of the company, an executive officer would be eligible to receive additional benefits or compensation as set forth in the tables and described in the narrative below.

Change of Control

Pursuant to the Change of Control Plan, as amended, the named executive officers would receive payments in the event of an involuntary termination without cause or a voluntary resignation with good reason that occur within two years following a change of control of the company (“Qualified Termination”).

In the event of a Qualified Termination, each participating executive would be eligible to receive certain “Basic Benefits” described below. If a participating executive elects to enter into a non-competition agreement for 18 months following their Qualified Termination, then he or she will be entitled to receive certain “Enhanced Benefits” in addition to the Basic Benefits, each noted in the table below.

	Mr. Fraizer	Mr. Kelleher	Mr. Mann	Ms. Schutz	Mr. Roday
Basic Benefits

Pro-Rated Annual Incentive (1)	$2,250,000	$450,000	$1,300,000	$1,170,000	$570,000
Pro-Rated Mid-Term Incentive Award (2)	1,645,750	324,610	527,775	510,750	204,300
Cash Severance (3)	6,750,000	1,800,000	3,900,000	3,640,000	2,280,000
Stock Option and SAR Vesting (4)	5,863,500	1,607,590	1,199,670	1,350,680	697,565
RSU Vesting (4)	345,800	276,373	240,348	237,124	226,683
SERP Vesting (5)	1,209,577	211,161	1,040,027	658,783	493,495
Restoration Plan Vesting (6)	294,267	54,947	170,218	142,231	85,520
Continued Health Coverage (7)	22,860	22,860	16,106	7,705	22,860
Continued Life Insurance (8)	62,841	9,959	104,200	71,903	59,424
280G Tax Gross-up (9)	—	1,062,822	—	—	—

Sub-Total	18,444,595	5,820,322	8,498,344	7,789,176	4,639,847

Enhanced Benefits

Enhanced Cash Severance (3)	3,375,000	900,000	1,950,000	1,820,000	1,140,000
Enhanced RSU Vesting (4)	3,153,075	—	1,154,590	488,503	177,639
280G Tax Gross-up (9)	—	—	—	—	—

Sub-Total	6,528,075	900,000	3,104,590	2,308,504	1,317,639

Total Basic and Enhanced Benefits	$24,972,670	$6,720,322	$11,602,934	$10,097,680	$5,957,486

(1)	Lump sum cash payments of the executive officer’s current-year annual incentive. Amounts payable under the Change of Control Plan are based on the executive officer’s “target” award opportunity, pro-rated for the time worked during the performance period when the termination of employment occurred.
(2)	Represents the fair market value of a pro-rated portion of the Mid-Term Incentive Award based on the value of Genworth common stock as of December 31, 2009. Amounts payable under the Change of Control Plan are based on the executive officer’s “target” award opportunity, pro-rated for the time worked during the performance period when the termination of employment occurred. The Mid-Term Incentive Award has since been cancelled based on the determination that performance based vesting conditions were not achieved.
(3)	Basic Benefits: 2.00 times base salary plus 2.00 times target annual incentive for the named executive officers. Enhanced Benefits: additional 1.00 times base salary and additional 1.00 times target annual incentive paid upon the expiration of an 18-month non-competition period under the non-competition agreement.

(4)	Amounts reflect the aggregate value (based on the value of Genworth common stock as of December 31, 2009) of time-vested equity awards for which vesting would accelerate under the Change of Control Plan. Basic Benefits: represents the “spread value” on all unvested stock options and SARs which would become immediately vested and exercisable in full and the fair market value of all shares underlying unvested RSUs (except those RSUs scheduled to vest upon retirement). Enhanced Benefits: in addition, represents the incremental value of RSUs that vest upon retirement, which would immediately vest upon termination if the executive executes the non-competition agreement.
(5)	Reflects the present value of each named executive officer’s accumulated benefits under the SERP, as noted in the 2009 Pension Benefits Table, which would become fully vested.
(6)	Represents the outstanding balance of the Restoration Plan plus contributions made to the plan in 2010 for qualified earnings in 2009, as noted in the 2009 Non-Qualified Deferred Compensation Table.
(7)	Represents an estimated value for providing continued medical, dental and hospitalization coverage for 18 months following a Qualified Termination.
(8)	Represents the estimated value of premium payments for 18 months of continued coverage under the Leadership Life and Executive Life Programs.
(9)	The Change of Control Plan will provide a gross-up payment for any excise tax due under Section 280G of the Code, except where the total payments to an executive officer exceed the limit defined under Section 280G of the Code by less than 10%. In the instance that an executive’s parachute payments do not exceed the limit in Section 280G of the Code by 10%, then the compensation payable to the executive will be reduced such that the total payments do not exceed the Internal Revenue Service limit (which is referred to as a “modified 280G cut-back”). The amounts in these rows represent a good-faith estimate of potential gross-up payments payable to the named executive officers.

Death or Disability

In the event of death or total disability, executives (or the designated beneficiary) would generally be eligible for a pro-rated portion of any annual or mid-term incentive awards. The annual incentive amount payable is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. All other amounts that include accelerated vesting or life insurance benefits are shown in the table below. Assuming a termination on December 31, 2009, an executive (or the designated beneficiary) would be eligible to receive the following:

•

Equity Awards. In the event of death, all unvested stock options and SARs would become vested and exercisable, and any unvested RSUs would become vested. The treatment for outstanding stock options, SARs and RSUs is the same in the event of termination due to total disability, except that any such equity awards not held for more than a year from the grant date will be cancelled. The executive (or the designated beneficiary) would receive a pro-rated portion of any mid-term incentive award in the case of death or disability.

•

Retirement Programs. Executives (or the designated beneficiary) would become vested in the SERP benefits shown in the 2009 Pension Benefits Table and the balance of the Restoration Plan reported in the 2009 Non-Qualified Deferred Compensation Table. Executives would also receive the 2010 contribution to the Restoration Plan, which is based on 2009 compensation.

•

Life Insurance Programs. In the event of death, the beneficiary would receive payments pursuant to the Leadership Life and Executive Life Programs in the form of death benefits. In the event of disability, the executive would receive one year of continued Leadership Life Program premiums.

The estimated values for these additional benefits are noted in the table below.

	Mr. Fraizer		Mr. Kelleher		Mr. Mann		Ms. Schutz		Mr. Roday
	Death	Disability	Death	Disability	Death	Disability	Death	Disability	Death	Disability
Stock Options and SARs (1)	$5,863,500	$—	$1,607,590	$—	$1,199,670	$—	$1,350,680	$—	$697,565	$—
RSUs (1)	3,498,876	3,498,876	276,373	276,373	1,394,938	1,394,938	725,628	725,628	404,321	404,321
Mid-Term Incentive Award (1)	—	—	—	—	—	—	—	—	—	—
Restoration Plan (2)	35,056	35,056	26,142	26,142	16,117	16,117	16,117	16,117	22,127	22,127
Leadership Life (3)	5,650,000	20,324	1,800,000	6,204	3,560,000	40,411	2,000,000	21,419	2,000,000	13,683
Executive Life (4)	1,407,500	—	1,407,500	—	1,410,000	—	1,407,500	—	1,407,500	—

Total	$17,337,808	$3,750,544	$5,148,582	$323,860	$8,337,561	$2,080,491	$5,589,281	$794,563	$4,625,193	$460,433

(1)	Reflects the aggregate value of equity awards for which vesting would accelerate based on the value of Genworth common stock as of December 31, 2009. Amounts represent the “spread value” of any unvested stock options and SARs, and the fair market value of shares underlying any unvested RSUs. Amounts reflect no payout of the Mid-Term Incentive Award on a determination in 2009 that performance-based vesting conditions related the Mid-Term Incentive Award were not achieved.
(2)	Pursuant to the terms of the Restoration Plan, these amounts represent contributions to be made on behalf of the named executive officers in 2010 for compensation earned in 2009. These are reported in the 2009 Non-Qualified Deferred Compensation Table.
(3)	Represents death benefits payable to the named executive officer’s beneficiary in the event of death, or the value of one year of continued premium payments in the event of total disability.
(4)	Pursuant to the terms of the Executive Life Program, we will use the proceeds from a company-owned life insurance policy to pay the named executive officer’s beneficiary a $1 million payment, plus a gross-up on federal and state income taxes related to that payment.

Retirement

Each of our executive benefit and compensation programs has varying retirement definitions. Assuming a retirement on December 31, 2009, an executive would be eligible to receive the benefits listed below. As of the completion of the last fiscal year, no named executive officers are eligible for retirement under the definitions of retirement for each plan. Assuming a termination on December 31, 2009, a retirement-eligible executive would be eligible to receive the following:

•

Retirement Programs. The definition of retirement for purposes of the SERP is attainment of age 60. The SERP will vest and become payable after a voluntary resignation beginning six months after the separation date. The Restoration Plan vests upon termination if participant is at least age 60 at termination. Benefits will be paid from the Restoration Plan in 10 annual installments if the account balance is $50,000 or more at retirement or paid in a lump sum if the account balance is less than $50,000 at retirement.

•

Life Insurance Programs. The definition of retirement under the Leadership Life Program is age 60 with 10 years of service. If this eligibility is met, we will continue to pay Leadership Life Program premiums until age 65, and the death benefit will be reduced to one-third of the pre-retirement death benefit by age 67. For participants under the Executive Life Program prior to January 1, 2007, we will continue to pay the premium if the executive retires at age 60 with 10 years of service. For participants joining the Executive Life Program after January 1, 2007, coverage will cease at termination.

•

Equity Awards. All unvested stock option, SAR, and RSU awards that have been held for one year at the time of retirement will immediately vest and become exercisable if the participant is at least age 60 with five years of service at retirement. Performance-based vesting conditions were not achieved; therefore there would be no payout of PSUs upon retirement.

Business Disposition

Some of our equity awards contain provisions for modified vesting if an employee terminates as a result of employment by a successor employer to which we have transferred a business operation (“Business Disposition”). All unvested stock options and SARs noted in the Outstanding Equity Awards at 2009 Fiscal Year-End Table above would continue to vest in accordance with their original vesting schedule, and outstanding stock options and SARs shall expire on the earlier of the original expiration date or five years from the Business Disposition date.

The restrictions on all outstanding RSU awards granted in July 2005 as part of that annual equity grant would immediately vest upon the Business Disposition. For Mr. Fraizer, this equals 30,467 RSUs, for Mr. Mann 5,067 RSUs, for Ms. Schutz 4,400 RSUs and for Mr. Roday 3,034 RSUs. All other outstanding RSUs would be cancelled immediately upon a Business Disposition.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, Ms. Karch and Messrs. Riepe and Wheeler served on our Compensation Committee. None of them was an officer or employee of Genworth in 2009 or any time prior thereto. During 2009, none of the members of the Compensation Committee had any relationship with Genworth requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board of Directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Our Board of Directors has established a policy, which is set forth in our Governance Principles, that Genworth will not enter into a transaction with a “related person” except in circumstances where there is a verifiable Genworth business interest supporting the transaction and the transaction otherwise meets Genworth’s standards that apply to similar transactions with unaffiliated entities or persons. For purposes of our policy, “related person” means any of our executive officers, directors, nominees for director, any persons known by us to beneficially own in excess of 5% of any class of our voting securities, any person who is an immediate family member of the foregoing and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, general partner, principal or in a similar position or in which such person is deemed to have a 10% or greater beneficial ownership interest. Our policy applies to all transactions with “related persons,” including modifications of previously approved transactions, other than: (1) transactions available to all employees generally; and (2) transactions involving the payment of compensation or the entry into compensatory agreements or arrangements that are approved by the Compensation Committee or paid pursuant to an agreement, plan or arrangement approved by the Compensation Committee. The Board has delegated to the Audit Committee the responsibility of establishing policies and procedures for the review and approval of transactions with related persons, and the Audit Committee has established certain key practices related thereto. Our Governance Principles are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Governance Principles” and finally click “Governance Principles” one more time. Our Audit Committee’s key practices are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Audit Committee” and finally click “Key Practices.”

EVALUATION OF COMPENSATION PROGRAM RISKS

The Compensation Committee has reviewed with management the design and operation of our compensation arrangements for employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the company. Following that review, the Compensation Committee concluded that the company’s compensation plans, programs and policies do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the long-term well-being of the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person with respect to our securities.

To our knowledge, all filings required to be made by reporting persons during 2009 were timely made in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, except for one late report on Form 4 reporting two transactions for Michel G. Perreault.

RE-APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS FOR QUALIFIED PERFORMANCE-BASED AWARDS UNDER THE 2004 GENWORTH FINANCIAL, INC. OMNIBUS INCENTIVE PLAN

In order to preserve the company’s ability to continue to grant fully tax-deductible performance-based awards under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan, as amended (the “Omnibus Plan”), the material terms of the performance goals, including the list of permissible business criteria for performance objectives, under the Omnibus Plan must be approved by our stockholders no less often than every five years. We are asking for stockholder re-approval of the material terms of the performance goals for qualified performance-based awards under the Omnibus Plan. Stockholders are not being asked to approve any amendment to the Omnibus Plan or to otherwise re-approve the Omnibus Plan itself.

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), prevents a publicly-held corporation from claiming income tax deductions for compensation in excess of $1 million paid to certain senior executives. Compensation is exempt from this limitation if it is “qualified performance-based compensation.” Market-priced stock options and SARs are two examples of performance-based compensation. Other types of awards, such as restricted stock, RSUs, performance shares, performance units and cash-based awards that are granted pursuant to pre-established objective performance formulas, may also qualify as fully-deductible performance-based compensation so long as certain requirements, such as stockholder approval of the material terms of the performance goals, are met. While the company’s stockholders previously approved the Omnibus Plan and its material terms at the company’s 2005 Annual Meeting of Stockholders, that approval satisfies the Section 162(m) requirements only through the company’s 2010 Annual Meeting of Stockholders. Therefore, we are asking our stockholders to re-approve the material terms of the performance goals under the Omnibus Plan to enable qualified performance-based awards to be made after the 2010 Annual Meeting of Stockholders.

For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation under the Omnibus Plan, (ii) a description of the business criteria on which the performance goals may be based, and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Omnibus Plan is discussed below. The full text of the Omnibus Plan is filed as Appendix C to the company’s proxy statement for the 2005 Annual Meeting of Stockholders, the First Amendment to the Omnibus Plan is filed as Exhibit 10.1 to the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, and the Second Amendment to the Omnibus Plan is filed as Exhibit 10.1 to the company’s Current Report on Form 8-K filed on May 18, 2009.

Eligibility and Participation

Awards may be granted under the Omnibus Plan to any employees, non-employee directors and other individuals providing services to the company and its affiliates. As of December 31, 2009, the company had approximately 6,000 employees and non-employee directors that were eligible to participate in the Omnibus Plan.

Performance Objectives

The provisions of the Omnibus Plan are intended to ensure that all stock options and SARs granted thereunder will qualify for the performance-based exemption from Section 162(m). When granting any other award, the Compensation Committee may designate such award as a “qualified performance-based award” intended to qualify for the Section 162(m) exemption. If an award is so designated, the Compensation Committee must establish performance goals for such award within the time period prescribed by Section 162(m) based on one or more of the following business criteria, which may be (1) used to measure the performance of the company and/or any of its affiliates as a whole, any business unit thereof or any combination thereof, or (2) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Compensation Committee, in its sole discretion, deems appropriate:

•	net earnings or net income (before or after taxes)

•	earnings growth

•	earnings per share

•	net sales (including net sales growth)

•	gross profits or net operating profit

•	return measures (including, but not limited to, return on assets, capital, equity, or sales)

•	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital and statutory cash measures)

•	revenue growth

•	earnings before or after taxes, interest, depreciation, and/or amortization

•	productivity ratios

•	share price (including, but not limited to, growth measures and total stockholder return)

•	expense targets

•	margins (including, but not limited to, gross or operating margins)

•	operating efficiency

•	customer satisfaction or increase in the number of customers

•	attainment of budget goals

•	division working capital turnover

•	attainment of strategic or operational initiatives

•	market share

•	cost reductions

•	working capital targets (including, but not limited to, capital ratios, capital or book value metrics)

•	EVA® and other value-added measures

Each qualified performance-based award (other than a market-priced stock option or SAR) will be earned, vested and payable, as applicable, only upon the achievement of performance goals established by the Compensation Committee based upon one or more of the above-listed qualified business criteria, together with the satisfaction of any other conditions, such as continued employment, as the Compensation Committee may determine to be appropriate.

The Compensation Committee may provide in any qualified performance-based award that the evaluation of performance goals may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (as replaced by Accounting Standards Codification 225-20) or in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses.

Qualified performance-based awards may not be adjusted upward. The Compensation Committee has discretion to adjust such awards downward, either on a formula or discretionary basis, or any combination. Any payment of a qualified performance-based award will be conditioned on the written certification of the Compensation Committee that the performance goals and any other material conditions were satisfied.

Limitations and Maximum Grants Under the Omnibus Plan

Subject to certain anti-dilution adjustments, a total of 38,000,000 shares of the company’s common stock were originally reserved for issuance as awards under the Omnibus Plan. To the extent that an award is canceled, expires, is forfeited or lapses for any reason, any unissued shares subject to the award will again be available for issuance pursuant to awards granted under the Omnibus Plan. Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the Omnibus Plan.

The following grant limits apply to qualified performance-based awards granted under the Omnibus Plan:

•	the maximum number of shares with respect to one or more stock options or SARs that may be granted to any participant during any one calendar year is 5,000,000;

•	the maximum number of shares with respect to which restricted stock or RSUs may be granted or measured to any participant during any one calendar year is 2,000,000;

•	the maximum amount of any performance-based annual incentive award that may be paid or credited to a “covered employee” during any one calendar year is $5,000,000;

•	the maximum amount of any performance-based incentive award that may be paid or credited to any participant during any one calendar year is $10,000,000; and

•	the maximum number of shares with respect to other stock-based awards that may be granted to any participant during any one calendar year is 1,000,000.

These limits are also subject to anti-dilution adjustments in the event of stock splits, mergers, consolidations, stock dividends, recapitalizations and similar transactions, but may not otherwise be amended without stockholder approval.

Board’s Recommendation

We believe that it is in the best interests of the company and its stockholders to enable the company to implement compensation arrangements that qualify as fully tax deductible performance-based compensation under the Omnibus Plan. We are therefore asking our stockholders to re-approve, for Section 162(m) purposes, the material terms of the performance goals, including the list of permissible business criteria for performance objectives, for performance-based awards, as set forth above.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

RE-APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS FOR QUALIFIED PERFORMANCE-BASED AWARDS UNDER THE 2004 GENWORTH FINANCIAL, INC. OMNIBUS INCENTIVE PLAN.

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent director as determined by our Board of Directors, based on the New York Stock Exchange listing standards and the company’s independence guidelines. Each member of the committee also satisfies the United States Securities and Exchange Commission’s (“SEC”) additional independence requirement for members of audit committees. In addition, our Board of Directors has determined that each of Frank J. Borelli, Christine B. Mead, Thomas E. Moloney and James S. Riepe is an “audit committee financial expert,” as defined by SEC rules. For more information about the committee’s charter and key practices, visit the corporate governance section of the company’s website. To view, go to www.genworth.com, click “Investors,” then click “Corporate Governance” and finally click “Audit Committee.”

We have reviewed and discussed the company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP, the company’s independent registered public accounting firm for 2009 (“KPMG”), is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services, as described in the next section, to the company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2009 and selected KPMG as the independent registered public accounting firm for the company for 2010. This report is provided by the following independent directors, who constitute the committee:

Frank J. Borelli, Chair

Christine B. Mead

Thomas E. Moloney

James S. Riepe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the approval of the Audit Committee, Genworth retained KPMG to audit our financial statements for 2009 and to attest to the effectiveness of the company’s internal control over financial reporting. In addition, Genworth retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2009. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us primarily to tax services and merger and acquisition due diligence services and has determined that we would obtain these non-audit services from KPMG only when the services offered by KPMG are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit services performed by KPMG. Specifically, the committee has pre-approved the use of KPMG for detailed, specific types of non-audit services which are restricted primarily to tax services and merger and acquisition due diligence and integration services. Pursuant to these pre-approval policies and procedures, the Audit Committee has authorized non-audit services performed by KPMG up to $750,000 in any calendar year; provided, however, that management must report the specific engagements to the Audit Committee on at least a quarterly basis and must obtain pre-approval from the Audit Committee for any single engagement over $250,000 and for any tax service engagement. Any non-audit services in excess of $750,000 in any calendar year, regardless of amount, require specific pre-approval by the Audit Committee. In addition, all tax services conducted by KPMG were pre-approved by the Audit Committee. No other non-audit work conducted by KPMG required the specific pre-approval of the Audit Committee consistent with the guidelines set forth above.

The aggregate fees billed by KPMG in 2009 and 2008 for professional services rendered were:

Type of Fees	2009	2008
	(in millions)
Audit Fees (1)	$10.1	$8.7
Audit-Related Fees (2)	0.6	0.6
Tax Fees (3)	0.3	0.3
All Other Fees	—	—

Total	$11.0	$9.6

(1)	Fees for services to perform an audit or review in accordance with generally accepted auditing standards and services that generally only Genworth’s independent registered public accounting firm can reasonably provide, such as the audit of Genworth’s financial statements included in public offerings or filings, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
(2)	Fees for assurance and related services that are traditionally performed by Genworth’s independent registered public accounting firm, such as, audit and related services for employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.
(3)	Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds, tax payment planning services and assistance with tax audits and filing appeals and totaled $269,435 for 2009 and $329,288 for 2008. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities and Genworth did not incur any such fees for 2009 and 2008.

Our Audit Committee has adopted restrictions on our hiring of a KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires the lead KPMG partner assigned to our audit to be rotated at least every five years.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG as our independent registered public accounting firm to perform the audit of our financial statements and to attest to the effectiveness of the company’s internal control over financial reporting for 2010. KPMG was our independent registered public accounting firm for the year ended December 31, 2009. The firm is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation or Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2010.

Genworth Financial, Inc. 6620 West Broad Street Richmond, Virginia 23230 genworth.com ©2010 Genworth Financial, Inc. All rights reserved. GF90314-PS (03/10)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is through 5:00 PM Eastern Time on May 11, 2010.

INTERNET
http://www.proxyvoting.com/gnw
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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Please mark your votes as indicated in this example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1.	Election of Directors
			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
	Nominees

	1.1	Steven W. Alesio	☐	☐	☐	1.6	Christine B. Mead	☐	☐	☐	2.	Re-approval of the material terms of performance goals for qualified performance-based awards under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan	☐	☐	☐

	1.2	Michael D. Fraizer	☐	☐	☐	1.7	Thomas E. Moloney	☐	☐	☐

	1.3	Nancy J. Karch	☐	☐	☐	1.8	James A. Parke	☐	☐	☐	3.	Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2010	☐	☐	☐

	1.4	J. Robert “Bob” Kerrey	☐	☐	☐	1.9	James S. Riepe	☐	☐	☐

	1.5	Risa J. Lavizzo-Mourey	☐	☐	☐							If you are a Genworth stockholder of record and plan to attend the Annual Meeting of Stockholders on May 12, 2010, please check the following box			☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator or trustee or for a corporation, please give your full title. For joint accounts each owner must sign. Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope

Notice of 2010 Annual Meeting of Stockholders

Genworth Financial, Inc.

9:00 a.m., May 12, 2010

Sheraton Richmond West

6624 West Broad Street

Richmond, Virginia 23230

April 1, 2010

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2010 Annual Meeting of Stockholders will be held at the Sheraton Richmond West, 6624 West Broad Street, Richmond, Virginia 23230, on Wednesday, May 12, 2010, at 9:00 a.m. local time, to address all matters that may properly come before the Annual Meeting. In addition to receiving a report on our business operations, stockholders will vote on:

(1)	the election of the nine nominees named in the proxy statement as directors for the ensuing year;

(2)	the re-approval of the material terms of performance goals for qualified performance-based awards under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan;

(3)	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010; and

(4)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 19, 2010 will be entitled to vote at the meeting and any adjournments.

/s/ Leon E. Roday

Leon E. Roday

Secretary

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 12, 2010

Genworth’s proxy statement and annual report to stockholders are available at http://bnymellon.mobular.net/bnymellon/gnw.

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GENWORTH FINANCIAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS MAY 12, 2010

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Patrick B. Kelleher and Leon E. Roday, and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders to be held on Wednesday, May 12, 2010, at 9:00 a.m. local time and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated April 1, 2010, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGMENT.

(PLEASE SIGN AND DATE ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

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